UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

First Internet Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 28, 2024

DEAR FELLOW SHAREHOLDER,

It is my pleasure to invite you to attend the 2024 Annual Meeting of Shareholders of First Internet Bancorp on Monday, May 20, 2024 at 1:00 p.m. Eastern Time, which will be hosted virtually via the Internet at www.virtualshareholdermeeting.com/INBK2024. At the meeting, you will be able to vote your shares electronically on the business items listed in the notice of the meeting and submit your questions.

We are again furnishing our proxy materials to our shareholders primarily over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, helps keep our costs low and reduces the environmental impact of our annual meeting. On or about March 28, 2024, a Notice of Internet Availability of Proxy Materials will be mailed to our shareholders containing instructions on how to access our proxy statement, annual report and any related materials and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can elect to receive a paper copy of the proxy statement, annual report and any related materials.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.

You may vote your shares via a toll-free telephone number or over the Internet. If you receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding available methods of voting are contained in the Notice of Internet Availability of Proxy Materials, the proxy statement and the proxy card. If you attend the meeting, you may vote electronically, provided that you comply with the requirements summarized in the proxy statement.

Sincerely,

DAVID B. BECKER
Chairman and Chief Executive Officer

8701 E. 116th Street, Fishers, Indiana 46038 • (317) 532-7900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 20, 2024

The 2024 Annual Meeting of Shareholders of First Internet Bancorp will be held virtually via the Internet at www.virtualshareholdermeeting.com/INBK2024, at 1:00 p.m. Eastern Time on Monday, May 20, 2024, for the following purposes:

●	To elect eight directors to serve until the next annual meeting of shareholders;

●	To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers;

●	To ratify the appointment of FORVIS, LLP as our independent registered public accounting firm for 2024; and

●	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record as of the close of business on March 22, 2024 are entitled to notice of and to vote at the annual meeting or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote electronically, your vote will not be counted unless a proxy representing your shares is voted at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

●	Go to the website noted on your proxy card or the Notice of Internet Availability of Proxy Materials and vote via the Internet;

●	If you receive a printed copy of the proxy materials by mail, use the toll-free telephone number shown on your proxy card;

●	If you receive a printed copy of the proxy materials by mail, mark, sign, date and promptly return your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.; and

●	If you attend the meeting, you may revoke any previously-submitted proxy and vote electronically.

By order of the Board of Directors,

/s/ Nicole S. Lorch

President, Chief Operating Officer and Corporate Secretary

Fishers, Indiana
March 28, 2024

TABLE OF CONTENTS

2024 ANNUAL MEETING	i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements included in this proxy statement, including in the section entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Business Highlights”, regarding future financial performance, results of operations, expectations, plans, strategies, goals, priorities and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based upon current beliefs, expectations and assumptions and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks, uncertainties and changes in circumstances that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023. Readers of this proxy statement are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii	FIRST INTERNET BANCORP

8701 E. 116th Street, Fishers, Indiana 46038 • (317) 532-7900

PROXY STATEMENT
FOR 2024 Annual Meeting of Shareholders
to be held at 1:00 p.m. Eastern Time on Monday, May 20, 2024

This proxy statement and the accompanying form of proxy are being furnished to the holders of common stock of First Internet Bancorp (the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2024 Annual Meeting of Shareholders to be held virtually via the Internet at 1:00 p.m. Eastern Time on Monday, May 20, 2024, and at any adjournments thereof. This proxy statement and the accompanying form of proxy, or a Notice of Internet Availability of Proxy Materials, are being mailed to our shareholders on or about March 28, 2024.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held May 20, 2024

Copies of the notice of annual meeting of shareholders, this proxy statement and the 2023 annual report are each available at www.firstinternetbancorp.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why are you conducting a virtual annual meeting?

We believe the online meeting format provides shareholders who would not otherwise be able to attend the annual meeting the opportunity to do so. It also conserves costs both for the Company and its shareholders. As in prior years, our shareholders will continue to be able to vote and submit questions during the meeting.

What matters will be voted on at the meeting?

There are three substantive matters to be voted on at the meeting, as follows:

PROPOSAL		BOARD VOTE RECOMMENDATION	ADDITIONAL DETAIL
Proposal 1:	Election of eight directors to serve until the next annual meeting of shareholders	FOR each nominee	Page 5
Proposal 2:	Advisory vote to approve compensation paid to our named executive officers, also referred to as a “say-on-pay” vote	FOR	Page 36
Proposal 3:	Ratification of the appointment of FORVIS, LLP as our independent registered public accounting firm for 2024	FOR	Page 38

Why did shareholders receive a Notice of Internet Availability of Proxy Materials?

All of our shareholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) containing information on the availability of our proxy materials on the Internet, unless they previously requested a printed copy of the proxy materials. Shareholders will not receive a printed copy of our proxy materials unless they request the materials in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our annual report for the year ended December 31, 2023, and how you may vote by proxy.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By voting over the Internet, by telephone or, if you receive a printed copy of the proxy materials, by completing and returning a proxy card, you are giving the persons named, David B. Becker and Kenneth J. Lovik, the authority to vote your shares in the manner you indicate.

2024 ANNUAL MEETING	1

Who is qualified to vote?

Shareholders of record as of the close of business on March 22, 2024 are entitled to vote at the annual meeting or any adjournments thereof. As of March 22, 2024, we had 8,661,354 shares of our common stock outstanding, each of which is entitled to one vote for each director nominee and one vote on each other item of business properly brought before the meeting.

How many shares must be present to hold the meeting?

The presence in person (including virtually) or by proxy of the holders of a majority of the outstanding shares entitled to vote at the annual meeting, or 4,330,678 shares, is necessary to constitute a quorum for the transaction of business.

What is the difference between a “SHAREHOLDER OF RECORD” and a “STREET NAME” holder?

These terms describe how your shares are held. You are a “SHAREHOLDER OF RECORD” if your shares are registered directly in your name with our transfer agent, Computershare. You are a “street name” holder if your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian.

How do I vote my shares?

If you are a “shareholder of record,” then you have several choices. You can vote your shares by proxy (i) over the Internet; (ii) by telephone; or (iii) if you receive a printed copy of the proxy card, by marking, signing, dating and mailing your proxy card. You will need to have the Notice or, if you received a printed copy of the proxy materials, your proxy card, available when voting over the Internet or by telephone. Please refer to the specific instructions set forth on the Notice or proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder. If you vote over the Internet or by telephone, you do not need to return a proxy card. If you hold your shares in “STREET NAME,” then your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares.

What do I need to do to attend the meeting and how do I vote my shares electronically?

We intend to hold our annual meeting virtually via the Internet, which you may access at www.virtualshareholdermeeting.com/INBK2024. Only shareholders who owned our common stock as of the close of business on March 22, 2024 will be entitled to attend the meeting.

●	If you are a "SHAREHOLDER OF RECORD," you may vote your shares electronically and ask questions at the meeting by following the instructions provided on the Notice or, if you received a printed copy of the proxy materials, your proxy card, to log into www.virtualshareholdermeeting.com/INBK2024. To participate in the annual meeting, you will need the 16-digit control number provided on the Notice or your proxy card.

●	If your shares are held in "STREET NAME," you may receive a voting instruction form with a 16-digit control number that will allow you to log into www.virtualshareholdermeeting.com/INBK2024, vote your shares electronically and ask questions. We encourage you to confirm the correct process for accessing the meeting with your broker, bank, trustee or other nominee in advance. If you do not receive a 16-digit control number on your voting instruction form, you must request a legal proxy from your broker, bank, trustee or other nominee that holds your shares. Please follow the instructions from your broker, bank, trustee or other nominee or contact your broker, bank, trustee or other nominee to request a proxy form.

Even if you currently plan to attend the meeting, we recommend that you vote by proxy, either via the Internet, by telephone or by mail, so that your vote will be counted if you later decide not to attend the meeting.

Can I vote electronically at the meeting?

If you are a "SHAREHOLDER OF RECORD," then you may vote your shares electronically at the meeting.

If you hold your shares in "STREET NAME," then you must obtain a legal proxy from your broker, bank, trustee or other nominee, giving you the right to vote your shares electronically at the meeting.

What are broker non-votes?

A broker non-vote occurs when a nominee, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote on that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. Proposals 1 and 2 each fall into this category. If you do not provide your broker with voting instructions, none of your shares held by the broker will be voted on any of those proposals.

2	FIRST INTERNET BANCORP

What vote is required for each of the proposals to be approved?

For Proposal 1, the directors receiving a plurality of the votes cast FOR will be elected. Neither abstentions nor broker non-votes will affect the outcome of this proposal. Proposals 2 and 3 will be approved if more shares are voted FOR the proposal than voted AGAINST. Neither abstentions nor broker non-votes will affect the outcome of either proposal.

What can I do if I change my mind after I submit my proxy?

If you are a “SHAREHOLDER OF RECORD,” you may revoke your proxy at any time before it is voted at the meeting by: (1) sending a written notice of the revocation to our Secretary at 8701 E. 116th Street, Fishers, Indiana 46038 that is received prior to the meeting, (2) submitting a later-dated proxy via the Internet, by telephone or by mail, or (3) by attending the meeting and voting your shares electronically. If your shares are held in “STREET NAME,” you may submit new voting instructions by contacting your broker, bank, trustee or other nominee holder. You also may vote electronically at the annual meeting if you obtain a legal proxy as described above.

How would my shares be voted if I do not specify how they should be voted?

If you submit a signed proxy without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the Board’s recommendations.

What is the effect of the say-on-pay advisory vote?

This proposal is advisory and not binding on the Company, the Board or the Compensation Committee of the Board. We could, if the Board or the Compensation Committee concluded it was in our best interests to do so, choose not to follow or implement the outcome of this advisory vote.

Why did I receive more than one Notice or proxy card?

You may receive multiple Notices or proxy cards if you hold your shares of record in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held in ”STREET NAME” by a broker, bank, trustee or other nominee, you will receive voting instructions from your broker, bank, trustee or other nominee, and you will return your voting instructions to your broker, bank, trustee or other nominee. You should vote on and sign each proxy card and/or voting instruction form you receive.

What happens if additional matters are presented at the annual meeting?

We know of no other matters other than the items of business described in this proxy statement that will be presented at the meeting. If you grant a proxy, the persons named as proxy holders will have discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our bylaws.

Can I review the list of shareholders entitled to vote at the meeting?

A list of shareholders entitled to vote at the meeting as of March 22, 2024 will be available for inspection for five business days prior to the annual meeting. If you want to inspect the shareholder list, please contact our Secretary at (317) 532-7900 to schedule an appointment. In addition, the shareholder list will be available during the annual meeting through the meeting website for those shareholders who choose to attend.

Who pays for the cost of proxy preparation and solicitation?

We are paying the costs of the solicitation of proxies. We must also pay brokerage firms and other persons representing beneficial owners of shares held in ”STREET NAME” certain fees associated with: (i) forwarding the Notice to beneficial owners; (ii) forwarding printed proxy materials by mail to beneficial owners who specifically request them; and (iii) obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail, certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

2024 ANNUAL MEETING	3

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 22, 2024, regarding beneficial ownership of our common stock held by each of our non-employee directors and director-nominees, each of our named executive officers, all current directors, director nominees and executive officers as a group, and all persons who are known to be beneficial owners of more than 5% of our common stock. Unless otherwise indicated below, the address of each beneficial owner listed in the table is the address of the company’s principal executive offices and, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)		PERCENT OF OUTSTANDING SHARES
Directors, nominees and named executive officers
David B. Becker	398,686	(2)	4.6%
Nicole S. Lorch	50,041		*
Kenneth J. Lovik	39,380		*
Aasif M. Bade	40,412	(3)	*
Justin P. Christian	35,577	(4)	*
Ann Colussi Dee	11,855	(5)	*
Joseph A. Fenech	9,055	(6)	*
John K. Keach, Jr.	32,862	(7)	*
Michele “Mel” Raines	0		*
Jean L. Wojtowicz	61,573	(8)	*
All directors, nominees and current executive officers as a group (10 persons)	679,441	(9)	7.8%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	429,382	(10)	5.0%

*	Less than one percent.
(1)	Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown, (b) no director or executive officer has pledged as security any shares shown as beneficially owned, and (c) deferred stock rights were issued under the Directors’ Deferred Stock Rights Plan. Excludes fractional shares.
(2)	Includes 189,400 shares pledged as security for a personal line of credit at an unaffiliated institution.
(3)	Includes 5,005 shares scheduled to vest within 60 days of the date of this table.
(4)	Includes 5,005 shares scheduled to vest within 60 days of the date of this table.
(5)	Includes 5,005 shares scheduled to vest within 60 days of the date of this table.
(6)	Includes 5,005 shares scheduled to vest within 60 days of the date of this table; and 4,050 shares held in limited partnership over which Mr. Fenech has sole voting and investment power.
(7)	Includes 5,005 shares scheduled to vest within 60 days of the date of this table; and 2,121 shares underlying deferred stock rights.
(8)	Includes 5,005 shares scheduled to vest within 60 days of the date of this table; and 26,353 shares underlying deferred stock rights.
(9)	Includes 30,030 shares scheduled to vest within 60 days of the date of this table; and 28,474 shares underlying deferred stock rights.
(10)	Based on information reported to the SEC in a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 9, 2024, and reflects beneficial ownership as of December 31, 2023. Dimensional Fund Advisors LP reported having sole voting power with respect to 418,683 shares and sole dispositive power with respect to 429,382 shares.

4	FIRST INTERNET BANCORP

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board, acting on the recommendation of its Nominating and Corporate Governance Committee, has nominated eight individuals for election as directors.

Michele “Mel” Raines is standing for election for the first time and was initially identified as potential director candidate by the Chair of the Nominating and Corporate Governance Committee of the Board. After initial identification, Ms. Raines’ qualifications were reviewed by a third-party firm, which reported its findings to the Nominating and Corporate Governance Committee and the Board. The committee and the Board noted Ms. Raines’ excellent qualifications, including comprehensive experience in government and regulatory affairs as well as her substantial executive, risk and human resources experience. If appointed, the Board expects that Ms. Raines will serve on the Compensation Committee and Risk Committee of the Board.

Each nominee who is elected will serve for a term of one year, which expires at our next annual meeting of shareholders or such later date as his or her successor has been elected and qualified. Unless authority is specifically withheld, the shares voting by proxy will be voted in favor of these nominees. Proxies cannot be voted for a greater number of persons than eight, which is the number of nominees named in this proxy statement.

DIRECTOR NOMINEE	AGE	POSITIONS AND OFFICES HELD WITH FIRST INTERNET BANCORP	DIRECTOR SINCE
Aasif M. Bade	42	Director	2021
David B. Becker	70	Chairman, Chief Executive Officer & Director	1999
Justin P. Christian	50	Director	2021
Ann Colussi Dee	64	Director	2021
Joseph A. Fenech	48	Director	2023
John K. Keach, Jr.	72	Lead Independent Director	2012
Michele “Mel” Raines	54	Director Nominee	N/A
Jean L. Wojtowicz	66	Director	1998

If any of these nominees becomes unable to serve, we expect that the persons named as proxies will exercise their voting power in favor of such other person or persons as the Board may recommend. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board knows of no reason why any of the nominees would be unable to serve.

The names of the persons who are nominees for election and certain other information, including their experience and qualifications, are set forth below.

AASIF M. BADE
Founder and CEO, Ambrose Property Group

Mr. Bade has served as a director of the Company and the Company’s subsidiary, First Internet Bank of Indiana (the “Bank”), since May 2021. He has served as Chief Executive Officer of Ambrose Property Group, LLC, a private industrial development company, since founding it in 2008. Previously, he served in various positions of increasing responsibility at Duke Realty Corporation from 2000 to 2008. He has filled volunteer and leadership roles with the Indianapolis Zoo, Indianapolis 500 Festival, 2024 and 2021 NBA All-Star Game Local Organizing Committee and Central Indiana Community Foundation. He has served on the Indiana University Foundation Board of Directors since 2018.

Mr. Bade’s national commercial real estate experience brings to our Board knowledge that benefits the Company’s commercial real estate lending business. His experience in capital management, customer relations and long-range planning makes him an important resource for our Board. As a result of his extensive involvement in businesses and community activities in Indiana, Mr. Bade has developed insights and relationships that provide him with the ability to offer a valuable perspective on issues that affect the Company and the communities we serve.

DAVID B. BECKER
Chairman and Chief Executive Officer, First Internet Bancorp

Mr. Becker has served as our Chairman since 2006 and CEO since 2007. He also served as our President from 2007 until June 2021. Mr. Becker founded the Bank in 1998 and has served as its CEO since that time. He has a 40+ year career as an entrepreneur in financial services technology and software-as-a-service, including re:Member Data Services (founded 1981; sold 2004), an electronic data processing services provider focused on credit unions nationwide; OneBridge, Inc. (founded 1994; sold 2014), a credit and debit card processing firm; VIFI (founded 1995; sold 2002), an Internet services provider focused on financial institutions; DyKnow (founded 2002; sold 2022), specializing in educational technology for interactive learning experiences; and RICS Software, Inc. (acquired 2007; sold 2020), a provider of web-based inventory control and point-of-sale solutions for retailers. He has held numerous community leadership roles, including board service for TechPoint, a change agent for Indiana’s technology industry; TechPoint Foundation for Youth, promoting STEM education programs for students in Indiana; Central Indiana Community Foundation, a public charity established to improve philanthropic services supporting the central Indiana region; and Central Indiana Corporate Partnership, an alliance of CEOs and university presidents working to promote economic growth. Mr. Becker also serves on the Board of Trustees at DePauw University.

Mr. Becker’s experience as a successful entrepreneur and his role as our principal executive officer for almost two decades uniquely qualify him for service on our Board.

2024 ANNUAL MEETING	5

PROPOSAL 1:
ELECTION OF DIRECTORS

Justin P. Christian
President and Chief Executive Officer, BC Forward

Mr. Christian has been a director of the Company and the Bank since December 2021. He is the Co-Founder, President and CEO of BCforward, a global IT consulting and workforce fulfillment firm providing services, including digitization and data security, and resourcing for leading businesses as well as government organizations. Before founding BCforward in 1998, he worked in the life-sciences industry with Eli Lilly & Company. Mr. Christian has been recognized for his leadership with the 2020 EY Entrepreneur of the Year US National Award and the 2021 TechPoint Trailblazer award. Mr. Christian was inducted into the Central Indiana Business Hall of Fame in 2017. Mr. Christian has served on the boards of the Indianapolis Children’s Museum, Goodwill of Central Indiana, the Indiana Gaming Commission, and the Indianapolis Bond Bank. He also is a past chairman of the Indianapolis 500 Festival Board of Directors. Mr. Christian currently serves on the boards of the Lumina Foundation, Central Indiana Corporate Partnership, Park Tudor School and AAA Hoosier Motor Club.

Mr. Christian’s 25 years of experience leading a global IT consulting and workforce fulfillment company from startup to more than $500 million in annual revenues and his expertise in cybersecurity offer our Board a valuable perspective on key issues and initiatives affecting the Company and qualify him for service on our Board.

Ann Colussi Dee
Former Executive VP, General Counsel and Corporate Secretary for Duke Realty Corporation

Ms. Dee has served as a director of the Company and the Bank since December 2021. Ms. Dee formerly served as Executive Vice President, General Counsel and Corporate Secretary of Duke Realty Corporation (NYSE: DRE), overseeing legal affairs and risk, including cybersecurity risk. Prior to being named Executive Vice President, General Counsel and Corporate Secretary, Ms. Dee held the position of Senior Vice President, General Counsel and Corporate Secretary from January 1, 2013 until June 17, 2013 and the position of Deputy General Counsel and Senior Vice President from June 23, 2008 until January 1, 2013. Ms. Dee joined Duke Realty in 1996 as a Corporate Attorney. Prior to joining Duke Realty, Ms. Dee worked in the real estate departments of major law firms in Columbus, Ohio and Indianapolis, Indiana. Ms. Dee currently serves on the board of The Center for the Performing Arts and has served on the boards of the Indiana Repertory Theatre and the Indianapolis Chamber Orchestra.

Ms. Dee’s experience leading the legal department of an NYSE-listed REIT and overseeing cybersecurity and other risk qualifies her for service on our Board.

JOSEPH A. FENECH
Founder and Chief Investment Officer, GenOpp Capital Management LP

Mr. Fenech founded and currently serves as Chief Investment Officer of GenOpp Capital Management LP, an investment management firm focused primarily on the bank sector. For over twenty-five years, and prior to founding GenOpp in late 2020, he worked for several leading investment banking firms, including Sandler O’Neill + Partners, L.P., Deutsche Bank Securities Inc., Prudential Equity Group LLC, and Hovde Group LLC as an equity research analyst and investment banker. Mr. Fenech is also the founder and Managing Principal of SMBT Consulting LLC, which provides financial sector research and consulting services to companies in the banking industry.

Mr. Fenech’s deep experience in the banking industry and the capital markets provide important expertise to our Board.

JOHN K. KEACH, JR.
Private Investor; Former Chairman, President and Chief Executive Officer, Indiana Community Bancorp

Mr. Keach has served as a director of the Company and the Bank since November 2012. He is currently a private investor. From 1994 to September 2012, he was Chairman of the Board, President and Chief Executive Officer of Indiana Community Bancorp, a bank holding company headquartered in Columbus, Indiana, which was acquired by Old National Bancorp in September 2012.

Mr. Keach’s experience as the chief executive officer of a publicly-held bank holding company for more than fifteen years qualifies him for service on our Board.

6	FIRST INTERNET BANCORP

PROPOSAL 1:
ELECTION OF DIRECTORS

MICHELE “MEL” RAINES
President and COO, Indiana Pacers

Mel Raines is in her tenth season with Pacers Sports & Entertainment (“PS&E”), currently serving as President & COO over the Indiana Pacers, Indiana Fever, Indiana Mad Ants, Pacers Gaming, the Pacers Foundation and Gainbridge Fieldhouse. In June 2024 she will become CEO. Ms. Raines is currently responsible for Corporate Communications, Community Engagement, Facility and Event Operations/Management, Human Resources, and IT across the enterprise in addition to all construction projects.

Ms. Raines has more than 30 years of operations, legislative, political, corporate, and public affairs experience. Prior to joining PS&E, she was chief of staff to Indiana Congresswoman Susan W. Brooks. From 2009 to 2012, Ms. Raines was one of the principal architects of Indianapolis’ highly acclaimed 2012 Super Bowl. She has worked in various roles on six Republican National Conventions including serving as the COO for the 2008 Republican National Convention and as a senior advisor for the 2012 and 2016 conventions. Earlier in her career, she served as Assistant to Vice President Dick Cheney for Political Affairs, directing all the Vice President’s political and domestic outreach activities. She also held several leadership positions at Altria Corporate Services, at the Republican National Committee, and began her career on Capitol Hill with U.S. Sen. Daniel Coats of Indiana.

Ms. Raines is on the board of directors of the Pacers Foundation, 2024 NBA All-Star Host Committee, Indy Chamber, Visit Indy, the Indianapolis Zoo and the Economic Club of Indiana as well as serving on the Board of Trustees of Citizens Energy Group.

Ms. Raines depth of experience in government affairs, human resources and management provide valuable insights and a wider range of experience and qualify her for service on our Board.

JEAN L. WOJTOWICZ

President, Cambridge Capital Management Corp.

Ms. Wojtowicz has been a director of the Company since 2006 and a director of the Bank since 1998. Ms. Wojtowicz founded Cambridge Capital Management Corp. (“Cambridge”), a consulting firm and manager of nontraditional sources of business capital, in 1983 and currently serves as its President and CEO. Cambridge manages the Indiana Statewide Certified Development Corporation, which provides fixed-asset financing to small businesses; the Indiana Community Business Credit Corporation, a consortium of financial institutions that pool money to provide loans to businesses in a growth stage; and Lynx Capital Corporation, which provides debt financing to minority-owned companies. Cambridge is also the general partner of Cambridge Ventures L.P., a licensed small business investment company. Ms. Wojtowicz previously served as the lead independent director on the Board of Directors of Vectren Corporation, a New York Stock Exchange energy holding company serving Indiana and Ohio. Ms. Wojtowicz is one of the members of the Indiana Department of Financial Institutions, the agency responsible for supervising financial institutions incorporated in Indiana. She also serves as a director of American United Mutual Insurance Holding Company, where she serves on the Audit Committee, Investment Committee and Governance Nominating Committee, and First Merchants Corporation, a publicly-traded financial holding company, where she serves on the Audit Committee, the Compensation and Human Resources Committee and the Nominating and Governance Committee. Ms. Wojtowicz also serves on the Boards of the Indiana Chamber of Commerce, Indianapolis Chamber of Commerce, Greater Indianapolis Progress Committee, Goodwill of Central and Southern Indiana, and Indiana Chamber Foundation.

Ms. Wojtowicz’s entrepreneurial skills demonstrated in the founding of her company, her experiences as a recognized leader in the banking industry and advisor to businesses obtaining financing and as a director of publicly traded companies qualify her for service on our Board.

There are no family relationships among any of our directors or executive officers. Except for Mr. Becker’s employment agreement, which provides that he will be employed as Chairman and Chief Executive Officer of our Company, there is no arrangement or understanding pursuant to which a director or executive officer has been selected as a director or nominee for election or as an executive officer.

The Board of Directors recommends a vote “FOR” each of the nominees for director.

2024 ANNUAL MEETING	7

CORPORATE GOVERNANCE

The Company is managed under the direction of the Board. The Company is a financial holding company and substantially all business activities are conducted through the Company’s wholly-owned subsidiary, First Internet Bank of Indiana (the “Bank”). The directors of the Company also serve as the directors of the Bank.

Corporate Governance Policies

Our Board believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders. The Nominating and Corporate Governance Committee of the Board and the Board both periodically review our Corporate Governance Principles, the written charters for each of the standing committees of the Board and our Code of Business Conduct and Ethics and amend them as appropriate to reflect new policies or practices.

Board Leadership Structure

Our Board is currently led by Mr. Becker, who is the Chairman of the Board and Chief Executive Officer. Mr. Becker has held these positions since 2006 and 2007, respectively, and has experience in leading the Company through a range of cycles in various business environments. The Board believes that it is most efficient and effective for a single individual to fulfill these two leadership roles at this time. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making and a cohesive corporate strategy. Mr. Keach, as Vice Chair of the Board, serves as our lead independent director and presides over executive sessions among the independent directors.

Our Board possesses considerable experience and knowledge of the challenges and opportunities that we face as a company. We feel they are well qualified to evaluate our current and future needs and to judge how the capabilities of our senior management can be most effectively organized to meet those needs. Our Board currently has six independent directors. Should Ms. Raines be appointed, the Board would have seven independent directors. We have four standing committees whose membership is limited to independent directors. The Board evaluates the appropriateness of its leadership structure on an ongoing basis and may change it in the future as circumstances warrant.

Board Role in Risk Oversight

As of March 18, 2024, the Board, upon recommendation from its Audit and Risk Committee and Nominating and Corporate Governance Committee, divided the responsibilities of the Audit and Risk Committee into two standalone committees. While the resulting Audit Committee continues to have a primary role in oversight of risks relating to financial reporting, the Risk Committee has been charged with oversight of the Company’s broader risks and mitigation efforts.

Our Board and its Risk Committee regularly receive reports from our Chief Executive Officer, our President, our Chief Financial Officer, our Chief Risk Officer and other members of our senior management team regarding areas of significant risk to us, including strategic, credit, operational, financial, technology, legal, regulatory and reputational risks. However, management is responsible for assessing and managing our various risk exposures on a day-to-day basis. In this regard, management, with the assistance, where appropriate, of its counsel, has established functions that focus on particular risks, such as legal matters, regulatory compliance, interest rate sensitivity, liquidity management, asset quality and information security, and has developed a systemic and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process.

Our Board’s role is primarily one of oversight. Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board conducts this oversight primarily through the Audit and Risk Committees, although some aspects of risk oversight are performed by the full Board or another committee. The Audit Committee is assigned with, among other things, primary oversight of our risks relating to accounting matters and financial reporting. The Risk Committee is assigned with primary oversight of our other risks, including those relating to legal and regulatory compliance and cybersecurity. The Audit Committee meets regularly with our Chief Financial Officer, external auditors and management to discuss our major accounting and financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk appetite, risk assessment and risk management policies. The Risk Committee meets regularly with our Chief Risk Officer to conduct similar activities relating to its responsibilities. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation and material accounting changes or proposed audit adjustments that could affect our financial statements. The members of the Board’s Audit Committee and Risk Committee, as well as each of the other directors, have access to our Chief Financial Officer, Chief Risk Officer and any other member of our management for discussions between meetings as warranted. The Audit and Risk Committees provide reports to the full Board on risk-related items.

The activities of the Compensation Committee with respect to risks relating to our compensation policies and procedures are discussed below in the Executive Compensation section of this proxy statement.

Director Independence

The Board has determined that each of Mr. Bade, Mr. Christian, Ms. Dee, Mr. Fenech, Mr. Keach, and Ms. Wojtowicz is an “independent director” as defined by the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and the director independence rules of the SEC. Additionally, the Board has determined that, if elected, Ms. Raines will also be an “independent director.” The Board has affirmatively determined that none of our independent directors have any relationship with us that would impair their independence.

In reaching its determinations of independence, in addition to any transactions summarized under the heading ”Transactions with Related Persons” below, the Board considered Ms. Raines’ role as

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CORPORATE GOVERNANCE

President and COO of Pacers Basketball, LLC (the “Pacers”). The Bank and the Pacers have for each of the last three years been parties to an agreement (the “Suite Agreement”) whereby the Pacers have agreed to provide the Bank with access and license rights to a suite at Gainbridge Fieldhouse and certain other amenities. In reaching its determinations on independence, the Board considered, without limitation, that: (i) the Suite Agreement was on the same or similar terms as other suite agreements entered into by the Pacers; (ii) the Suite Agreement was negotiated and executed long before Ms. Raines’ consideration as a director nominee; and (iii) Ms. Raines has no direct or indirect material interest in the Suite Agreement.

The Board also considered Ms. Wojtowicz’s relationship with First Merchants Corporation (“First Merchants”). Her service on the boards of directors of our Company and the Bank, while simultaneously serving on the boards of directors of First Merchants and its subsidiary bank, First Merchants Bank (“FMB”), represents a “management interlock,” subject to the Depository Institution Management Interlocks Act (the “Interlocks Act”). Pursuant to a formal request for an exemption from the limitations of the Interlocks Act, the Federal Deposit Insurance Corporation (with respect to the Bank and FMB) and the Board of Governors of the Federal Reserve System (with respect to the Company and First Merchants), issued general exemptions from the prohibitions of the Interlocks Act for Ms. Wojtowicz’s board service on November 1, 2017 and March 7, 2018, respectively.

Board Meetings

Directors are expected to attend Board meetings, meetings of committees on which they serve and our annual meeting of shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2023, the Board held 10 meetings. No member of the board attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which they served during 2023.

Each director is expected to be present at the annual meeting of shareholders, absent exigent circumstances that prevents their attendance. All seven of the directors then serving attended the annual meeting of shareholders virtually on May 15, 2023.

Board Composition and Refreshment

Our Board is composed of directors with a mix of tenures, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspective to deliberations.

The Nominating and Corporate Governance Committee regularly assesses our directors’ mix of skills, experience, tenure and diversity in light of the Company’s long-term strategy and advises the Board of its determinations with respect to Board composition and director refreshment and succession planning. As needed, the Nominating and Corporate Governance Committee identifies and evaluates potential director nominees, taking into consideration the overall needs, composition and size of the Board.

We have added four new directors in the past three years and, by this proxy statement, propose to add one more new director. Prospective director candidates have been identified or evaluated by a national search firm engaged by the Nominating and Corporate Governance Committee.

Board Diversity Matrix
(as of March 22, 2024)

The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions.

Total Number of Directors	7
	Female	Male
Part I: Gender IdENtity
Directors	2	5
Part II: Demographic Background
African American or Black		1
Asian		1
White	2	3

One director categorized as “Asian” above pursuant to the applicable definitions self-identifies as Indian.

Committees of the Board

The Board has four standing committees which facilitate the oversight responsibilities of the Board in four key areas: audit, compensation, nominating and corporate governance and risk. All committees are composed entirely of independent directors. The members of the committees, as of the date of this proxy statement, are identified in the following table.

INDEPENDENT DIRECTOR	AUDIT	COMPENSATION	NOMINATING & CORP. GOV.	RISK
Bade		Member	Chair
Christian	Member		Member	Member
Dee	Member	Member		Member
Fenech				Chair
Keach		Chair	Member
Wojtowicz	Chair		Member

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CORPORATE GOVERNANCE

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its risk and audit oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the system of internal controls that management has established to mitigate risk, risk assessment and reporting, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board, management and the independent registered public accounting firm. The Audit Committee appoints and evaluates our independent registered public accounting firm and our VP of Internal Audit and meets with representatives of that firm and our Chief Financial Officer to review the scope, cost and results of our annual audit and to review our internal control over financial reporting, disclosure controls, policies and procedures. The Report of the Audit Committee appears in the Audit-Related Matters section of this proxy statement.

All members of the Audit Committee are “independent directors” as such term is defined under the Nasdaq rules and meet the additional independence criteria for audit committee members set forth in the Nasdaq rules and SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each of Ms. Dee and Ms. Wojtowicz qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Shareholders should understand that this designation is an SEC disclosure requirement related to these directors’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose any duties, obligations or liabilities that are greater than those which are generally imposed upon such directors as members of the Audit Committee and the Board. The Audit Committee held four meetings during 2023.

The Audit Committee operates under a written charter, a copy of which is available at www.firstinternetbancorp.com.

Compensation Committee

The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and directors and overseeing the Company’s overall compensation plans and benefits programs. The Compensation Committee also oversees the administration of our equity plans, including granting awards to employees and directors under such plans, subject to appropriate delegation. In determining the compensation of the executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer.

All members of the Compensation Committee are “independent directors” as such term is defined under the Nasdaq rules; and “non-employee directors” as such term is defined in Rule 16b-3 of the Exchange Act. All of the members also meet the additional independence criteria for compensation committee members set forth in the Nasdaq and SEC rules promulgated under the Exchange Act. The Compensation Committee held five meetings during 2023.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2023, no person who served as a member of our Compensation Committee was, during such period, an officer or employee of the Company, or has ever been one of our officers, and no such person had any transaction with us required to be disclosed in “Transactions with Related Persons” below. In addition, during the year ended December 31, 2023, (1) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; (2) none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and (3) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board by identifying individuals qualified to become Board members, maintains our Corporate Governance Principles and Code of Business Conduct and Ethics, leads the Board in its periodic self-evaluations, recommends members and chairs for each standing committee, and determines and evaluates succession plans for our Chief Executive Officer and other named executive officers.

All members of the Nominating and Corporate Governance Committee are “independent directors” as such term is defined under the Nasdaq rules. The Nominating and Corporate Governance Committee held four meetings during 2023.

While the Nominating and Corporate Governance Committee is responsible for identifying potential Board members, director candidates may be recommended by Board members, a third-party search firm or shareholders.

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CORPORATE GOVERNANCE

In identifying, evaluating and recommending nominees for the Board, the committee examines, among other things, the following qualifications and skills of director candidates: their character; their business or professional experience and length of service; their areas of expertise; their independence; their integrity and judgment; their records of public service; their ability to devote sufficient time to the affairs of the Company; the diversity of backgrounds and experience they will bring to the Board; the current size and composition of the Board and its need for certain skills or experiences; and their understanding of our business. The Nominating and Corporate Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities.

Although the Nominating and Corporate Governance Committee does not assign any particular weighting or priority to any of the factors it considers in evaluating director candidates, the committee has established the following minimum qualifications which each nominee to the Board must possess: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board; and the ability to assist and support management and make significant contributions to the Company’s success.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by shareholders in the same manner as other candidates identified by the committee. A shareholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Chief Financial Officer at 8701 E. 116th Street, Fishers, Indiana 46038, who will forward it to the committee. Any such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending shareholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending shareholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity, independence, area(s) of expertise, experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

A shareholder who wishes to nominate an individual as a candidate for director without the recommendation of the Nominating and Corporate Governance Committee must comply with the advance notice and informational requirements set forth in our Bylaws, which are more fully explained later in this proxy statement under “Shareholder Proposals for 2025 Annual Meeting.”

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available at www.firstinternetbancorp.com.

Risk Committee

As of March 18, 2024, the Board, upon recommendation from its Audit and Risk Committee and Nominating and Corporate Governance Committee, divided the responsibilities of the Audit and Risk Committee into two standalone committees. The resulting Risk Committee’s primary purposes are to assist the Board in monitoring and overseeing the Company’s risk management governance structure and risk management framework, including the strategies, policies, and processes established by management to identify, assess, measure, and manage the major risks facing the Company.

The Risk Committee operates under a written charter, a copy of which is available at www.firstinternetbancorp.com.

Shareholder Communications

The Board has implemented a process whereby shareholders may send communications to its attention, which is summarized in the Company’s Corporate Governance Principles, a copy of which is available on our website at www.firstinternetbancorp.com. In cases where shareholders wish to communicate directly with the independent directors, email messages can be sent to klovik@firstib.com, or to First Internet Bancorp, 8701 E. 116th Street, Fishers, Indiana 46038, Attn: Chief Financial Officer. These messages will be forwarded to the appropriate committee of the Board or independent director.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Conduct and Ethics is available on our website at www.firstinternetbancorp.com. We will disclose on our website any amendments or updates to our Code of Business Conduct and Ethics, or any grant of a waiver from a provision of our Code of Business Conduct and Ethics.

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CORPORATE GOVERNANCE

Transactions with Related Persons

Policy for Approval of Related Person Transactions

We maintain a written policy for reviewing, approving and monitoring transactions involving the Company and related persons. The Audit Committee (formerly the Audit and Risk Committee) is responsible for review and oversight of all related party transactions. The applicable committee reviews and the Board must approve any related person transaction in which the Company is a participant before commencement of the transaction; provided, however, that if a related person transaction is identified after it commences, it will be brought to the committee for review and to the Board for possible ratification. The Board will approve or ratify a transaction only if it determines that the transaction is beneficial to the Company and that the terms of the transaction are fair to the Company.

For these purposes, a “related person” includes our directors, nominees for director, executive officers, any holder of more than 5% of our common stock, and any immediate family member of any of the foregoing persons. A “related person transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company (including any of its subsidiaries) is a participant and in which a related person has a direct or indirect interest, other than the following:

●	payment of compensation by us to a related person for service as a director or executive officer;

●	transactions available to all employees or all shareholders on the same terms; and

●	transactions that, when aggregated with the amount of all other transactions between the related person and us, involve in any fiscal year the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years.

In determining whether to approve a related person transaction, the Audit Committee and the Board will analyze factors such as whether the transaction is material to the Company, the role the related person has played in arranging the transaction, the structure of the transaction and the interests of all related persons in the transaction.

Based on the results of the Audit Committee’s review, the Board may approve or disapprove any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person following certain procedures designated in connection with its approval. With regard to any transaction for which ratification is sought, the Audit Committee may require amendment or termination of the transaction under the authority conferred by the policy.

Banking Transactions with Related Persons

The Bank offers loans and banking services to directors, executive officers and employees in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with others not related to the Company, and which do not involve more than the normal risk of collectability or present other unfavorable features. Federal banking regulations permit executive officers and directors to participate, subject to certain limits, in loan programs that are available to other employees, so long as the director or executive officer is not given preferential treatment compared to other participating employees.

Although the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) generally prohibits a public company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan to an executive officer or director, there are several exceptions to this general prohibition, including loans made by an FDIC-insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to directors and executive officers are designed to comply with the Federal Reserve Act and the Federal Reserve’s Regulation O.

During 2022 and 2023, the Bank engaged in transactions in the ordinary course of business with some of our executive officers, directors and entities with which they are associated. These transactions involved loans and other banking services that were in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features. All such loan transactions were performing in accordance with their terms as of the date of this proxy statement.

Other Transactions with Related Persons

The Audit Committee and the Board approved and/or ratified the following related person transactions pursuant to the Company’s related person transaction policy during 2022 and 2023:

The Company made a $2,000,000 capital contribution in May of 2021 to become a limited partner in the GenOpp Fund owning less than 5.0% of the GenOpp Fund’s outstanding partner interests. Mr. Fenech serves as managing member of the general partner of the GenOpp Fund and as the principal owner and Chief Investment Officer of the investment manager for the GenOpp Fund. The Board and Audit and Risk Committee received regular reporting on the performance of the GenOpp Fund. After Mr. Fenech was identified as a potential director nominee, however, the Audit and Risk Committee conducted further review of the Company’s investment under the Company’s Related Person Transaction Approval Policy, including the terms of the GenOpp Fund, the limited amount at issue, and the Company’s compliance with Board-approved policies prior to making the investment in the GenOpp Fund. After review, the Audit and Risk Committee determined that the Company’s investment was made in compliance with Board-approved policies, was on market terms, and on terms that are both fair and beneficial to the Company. The Audit & Risk Committee approved the investment under the Company’s Related Person Transaction Approval Policy, and the independent members of the Board ratified the Audit & Risk Committee’s determinations. In 2022, GenOpp Capital

12	FIRST INTERNET BANCORP

Management LP received $34,316 in fees that can be attributed to the Company’s investment in the GenOpp Fund. In 2023, GenOpp Capital Management LP received $35,000 in fees that can be attributed to the Company’s investment in the GenOpp Fund.

On October 20, 2021, SPF15, Inc., a wholly-owned subsidiary of the Bank, executed a lease and management agreement (the “Lease”) with Monterey Grill Two LLC k/n/a Tiburon LLC (“Tiburon”). The Lease provides for the lease by SPF15, Inc. to Tiburon of approximately 7,064 square feet of space on the first floor of SPF15, Inc.’s building located at 8701 East 116th Street, Fishers, IN 46038 (the “Leased Premises”). The co-owner of Tiburon passed away unexpectedly just as tenant improvement work began on the Leased Premises, stalling progress. Thereafter, and understanding that David Becker, Chairman and CEO of the Company, desired to purchase an ownership interest in Tiburon and to help it move forward with the tenant improvements required to open in the Leased Premises, the Audit and Risk Committee of the Board reviewed the Lease as a potential related person transaction under the Company’s related person transaction policy. After review, the Audit and Risk Committee determined that the Lease had been negotiated and entered into on market terms with the advice and assistance of outside counsel and a real estate broker prior to any involvement by a related person and that the terms of the Lease are both fair and beneficial to the Company. The Audit & Risk Committee approved the Lease under the Company’s Related Person Transaction Approval Policy, and the independent members of the Board ratified the Audit & Risk Committee’s determinations. Mr. Becker thereafter invested in and became an indirect co-owner and an officer of Tiburon. SPF15, Inc. did not receive any payments under the Lease in 2023. SPF15, Inc. expects to receive approximately $230,000 in payments from Tiburon under the Lease in 2024.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“Compensation Discussion”) describes and explains the material elements of 2023 compensation for our Chief Executive Officer and our other named executive officers. Detailed information regarding the compensation of these executive officers, also called ‘‘Named Executive Officers’’ or ‘‘NEOs,” is set forth in the tables comprising this Compensation Discussion. We also provide in this Compensation Discussion an overview of our executive compensation philosophy and executive compensation program and summarize the Compensation Committee’s process for making pay decisions, including its rationale for specific decisions related to the 2023 performance year. The Compensation Committee is referred to as the “Committee” for the remainder of the Compensation Discussion.

Our Named Executive Officers were as follows for 2023:

NAME	TITLES
David B. Becker	Chairman and Chief Executive Officer
Nicole S. Lorch	President, Chief Operating Officer and Corporate Secretary
Kenneth J. Lovik	Executive Vice President and Chief Financial Officer

You should read this section of the proxy statement when determining your vote on the compensation of our NEOs.
(See Proposal 2: Advisory Vote to Approve Executive Compensation.)
This Compensation Discussion contains information that is important to your voting decision.

Consideration of 2023 Advisory Vote on Compensation

At the annual meeting of shareholders held in 2023 (the “2023 Annual Meeting”), of the votes cast for or against the non-binding advisory proposal to approve executive compensation (the “say-on-pay advisory vote”), approximately 75% of the votes were cast FOR that proposal. Thereafter, the Company discussed the results of 2023 say-on-pay advisory vote with shareholders by phone and at investor meetings. No shareholders voiced concern over the Company’s executive compensation or executive compensation policies or provided any specific feedback. As a result, and because no significant changes had been made to the Company’s compensation program from 2022, when the say-on-pay-advisory vote received more than 95% FOR votes, the Committee did not make significant changes to its executive compensation program in 2023.

Business Highlights

The Company is well-positioned to celebrate its twenty-five (25) year anniversary, emerging from 2023 with a record-high $4.1 billion in deposits and $5.2 billion in total assets. Unlike the vast majority of the banking industry, the Company again grew book value and tangible book value, with increases of $1.71 and $1.69, or 4.2%, respectively, year over year. Over the last ten years, we have grown tangible book value at a compounded annual growth rate in excess of 8%. This track record of growth in book value per share is a testament to the strong stewardship of our Board and executive officers, who have maintained focus on a strong credit culture and strategic growth while positioning the Company to capitalize on its unique, digital brand. 2023 highlights included:

●	Continued growth in our loan portfolio, as portfolio balances totaled $3.8 billion at year end, up 10.0% compared to year-end 2022.
●	Strong growth in deposits, which increased over 18% year-over-year to $4.1 billion

●	We were and remain a top 10 SBA 7(a) program lender, continuing to demonstrate our commitment to the entrepreneurs and small businesses that make our country work;

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EXECUTIVE COMPENSATION

●	Asset quality remained strong, with nonperforming assets representing just 20 basis points of total assets at year-end, and nonperforming loans representing just 26 basis points of total loans;

●	Active share buyback program repurchasing 502,525 common shares at an average price of $18.40 per share during 2023;

●	Book value per common share increased to $41.97, up from $40.26 as of December 31, 2022;

●	Tangible book value per share increased to $41.43, up from $39.74 as of December 31, 2022;

●	Strong capital and liquidity, with $1.6 billion in cash and unused borrowing capacity as of year-end.

●	Uninsured deposits represent only 25% of total deposits, or 19% after excluding Indiana-based public funds and certain deposits under contractual agreements that restrict withdrawals
●	Increased diversification in our loan portfolio and deposit composition, further reducing our reliance on any one line of business or customer type
●	Continued repositioning of our loan portfolio, which improves our interest rate risk profile and should generate greater revenue going forward
●	Exited the residential mortgage origination business, which was cyclical and transactional, to remove an element of volatility from future earnings, especially with the steep decline in mortgage volume and negative outlook for the next several years
●	Managed our Company and balance sheet through the most challenging interest rate cycle in recent memory; we expect net interest margin (“NIM”) to continue to improve throughout 2024

Execution of our business strategy by our management team has driven these significant achievements, as shown below:

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EXECUTIVE COMPENSATION

We accomplished the foregoing while maintaining an exceptional credit culture with minimal net charge-offs. The following charts detail our track record of exceptional credit quality:

NONPERFORMING ASSETS / TOTAL ASSETS	NONPERFORMING LOANS / TOTAL LOANS

ALLOWANCE FOR LOAN LOSSES / NONPERFORMING LOANS	NET CHARGE-OFFS / AVERAGE LOANS

We believe our exceptional credit quality is due, in part, to the structuring of our compensation program, which is designed to disincentivize excessive risk. Our strong credit culture drives our asset quality.

Compensation Policies & Practices

The goals of our executive compensation program are to grow or create additional shareholder value while motivating and retaining executives. Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, enhance our pay-for-performance philosophy and further align our executives’ interests with those of our shareholders:

WHAT WE DO	WHAT WE DO NOT DO

✓  Significant emphasis on performance-based, “at-risk” compensation.

✓  Incentive award metrics that are objective and tied to key company performance metrics.

✓  40% of equity awards vest over three years to promote retention.

✓  60% of equity awards are performance-based and “cliff vest” after three-year performance period to promote achievement of long-term performance goals.

✓  Incentive plans with threshold performance and associated payout levels, below which no incentive awards are paid.

✓  Incentive plans with capped maximum payouts.

✓  A “claw-back” is required under our Compensation Recoupment Policy.

✓  Share ownership guidelines for executives and directors.

✓  Consider our ‘‘say-on-pay’’ vote results when making compensation decisions.

✗   Provide tax gross-ups in our compensation plans.

✗   Allow unlimited or unrestricted hedging or pledging transactions by executive officers or directors.

✗   Provide our executives with executive-only perquisites.

✗   No dividends paid on unvested equity awards for NEOs.

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EXECUTIVE COMPENSATION

Compensation Recoupment Policy

We previously maintained compensation recoupment policies covering recovery of bonuses and equity compensation received by executive officers under certain circumstances. In light of the incentive compensation recovery rules and listing standards that became effective on October 2, 2023, we timely adopted a Compensation Recoupment Policy pursuant to, and in compliance with, SEC regulations and Nasdaq listing standards.

In summary, the Compensation Recoupment Policy applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by Section 16 officers of the Company. The Compensation Recoupment Policy provides that, in the event of an accounting restatement, the Committee will determine the amount of the erroneously awarded compensation, which is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The Company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by Nasdaq listing standards. In addition, in the case of an accounting restatement, if the bonuses that should have been paid to the officers who received them based on the financial statements which were restated were greater than the bonus that was actually paid (if any), then the Company will pay to the officer such difference.

Stock Ownership Guidelines

The Board has approved stock ownership guidelines for our NEOs and non-employee directors (the “Covered Individuals”). The guidelines expect that the Covered Individuals will own at least a specified value of the Company’s common stock within five years after the person becomes a Covered Individual. The securities that count toward satisfaction of the guidelines are shares of common stock, owned directly or indirectly through a specified entity, vested shares of restricted stock or stock units, and deferred stock rights.

The current recommended minimum values are four times annual base salary for Mr. Becker, two times annual base salary for the other NEOs, and $100,000 for each non-employee director. As of December 31, 2023, and the date of this proxy statement, all Covered Individuals were in compliance with their respective required stock ownership values.

Employee, Officer and Director Hedging Prohibition

Each of our directors, officers, other employees and their designees are prohibited from (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities and (ii) otherwise engaging in transactions that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities. Notwithstanding the foregoing, portfolio diversification transactions and investments in broad-based index funds is generally permitted. The prohibition applies to securities granted to the covered persons as part of compensation for their service to the Company plus any other Company securities held by them, whether directly or indirectly. As of December 31, 2023 and the date of this proxy statement, all directors, officers and other employees and their designees were in compliance with this policy.

Our Stock Trading Policy

This policy prohibits executive officers and non-employee directors from holding Company shares in a margin account or otherwise pledging Company shares as collateral for a loan (with one exception granted in the 2000s that was grandfathered into the newer version of the policy). The policy also prohibits executive officers and non-employee directors from entering into hedging, monetization or similar transactions involving Company shares that are intended to realize the value of, or limit the risks and rewards of owning, Company shares. As of December 31, 2023 and the date of this proxy statement, all executive officers and non-employee directors were in compliance with this policy.

Regularly Meeting with Outside Investors

We strive to ensure peak alignment of Company and executive performance and seek input from the investment community in this regard. Our NEOs proactively engage in outreach efforts with our investors, which we believe allows them to more fully understand our executive compensation philosophy and program and provide us with an opportunity to respond to their questions regarding our public disclosures. In addition, our executive officers regularly attend financial conferences with most, if not all, of the brokerage firms that cover our stock.

What Guides Our Executive Compensation Program – Compensation Philosophy

The Committee believes that the Company’s strong record of growth, and unique business model in the market, position the Company well for the future, and that shareholder support and a strong executive compensation structure are essential elements to continue and further this success. Our goal is to maintain a competitive, balanced compensation program that rewards our NEOs for current year performance and for the creation of long-term shareholder value, without exposing the Company to unreasonable risk, including credit, interest rate, liquidity, reputation, legal and compliance risk.

Our executive compensation program has been designed to hold executives accountable for the financial and operational performance of the Company, by balancing the co-priorities of the creation of long-term shareholder value and the appropriate level of risk.

Our executive compensation philosophy is grounded on three fundamental principles:

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PRINCIPLE		GOAL	HOW IT IS ACCOMPLISHED
1	Pay for Performance	Drive performance based on the achievement of our overall financial results and individual contributions.	Establish corporate, departmental, and individual goals consistent with our strategic plan and budget that provide the basis for the short and long-term metrics used to measure our success and the value that we create for shareholders.
2	Competitiveness	Pay at levels that will attract, motivate, and retain highly-qualified, talented executives responsible for our success.	Reward our executives for Company, Bank and individual performance. Align compensation and variable incentives with measurable, objective, business results and appropriate risk management.
3	Shareholder Alignment	Reinforce a culture of ownership and long-term commitment to shareholder value creation.

NEOs are required to be shareholders and own a minimum level of Company stock throughout their employment.

60% of the LTIP awards are performance-based, with a 3-year measurement period, and vest at the end of a three-year period ONLY IF the established long-term performance goals are achieved.

Compensation Mix

The Committee strives to establish a total compensation package that appropriately rewards our NEOs for performance, aligns the interests of our NEOs with shareholders’ interests, is competitive with the market, does not encourage or incentivize inappropriate risk, and complies with all legal and regulatory guidelines. Incentive compensation is predominantly long term, with a substantial portion at risk depending upon our performance, including the creation of long term shareholder value.

The mix of compensation awarded in 2023 to our NEOs reflects our compensation philosophy. The only element of compensation not subject to risk, other than fringe benefits, is the NEO’s base salary; as such, a substantial portion of our executives’ compensation is performance-based and at risk, thereby further aligning the interests of our NEOs and our shareholders. The charts below show the target total direct compensation of our CEO and our other NEOs for fiscal 2023, broken down by base salary, annual cash incentive bonus plan, time-vested restricted stock units (“TRSUs”) and performance-based restricted stock units (“PRSUs”).

(1)	Based on target payouts.

Culture of the Company

We encourage our employees, including our executives, to “Imagine More.” We seek the game-changers, innovators and dreamers – those who are driven to find a better way of doing things for customers and each other. We encourage community involvement and opportunities that support team members, both inside and outside the office. We may be a digital bank, but we strongly believe in the power of personal connection and collaboration, resulting in a relationship rich culture that enables us to live to our very best potential. Our focus on employees is evident in the number of “best workplace” awards we have been honored with over the years, including being named one of “central

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EXECUTIVE COMPENSATION

Indiana’s Top Workplaces” by The Indianapolis Star for ten years in a row. We believe that our excellent pay packages, a culture of growth and innovation, and Company-wide pride in our exemplary customer service all enhance our ability to attract and retain top talent.

The Process for Compensation Decisions

The Committee, our CEO and outside advisors all play a role in compensation decisions. The sections that follow describe these parties’ respective roles in the compensation-setting process, as well as other important factors that impact compensation decisions.

Role of the Compensation Committee

The Committee is composed entirely of independent directors as determined under the Nasdaq rules. The Committee determines the appropriate allocation of each NEO’s potential compensation among base salary, short-term incentive compensation, long-term incentive compensation, and other components. Based on our strategic plan and budget, the Committee sets the appropriate goals and measures under the Annual Bonus Plan and LTIP and communicates those goals and measures to covered NEOs.

The responsibilities of the Committee include:

●	determining our executive compensation philosophy, objectives, policies and programs;
●	administering our compensation programs; and
●	approving or ratifying all compensation-related decisions for the NEOs.

When making executive compensation decisions, the Committee analyzes and seriously considers the feedback of shareholder advisory firms who are communicating our shareholders’ questions and concerns, as well as feedback received directly from shareholders.

In addition, the Committee regularly:

●	engages an independent compensation consultant and considers input from such compensation consultant; and,
●	considers readily available market data to assess the appropriateness and competitiveness of our current compensation practices.

Role of Executive Management

For all executives other than our CEO, the Committee considers the recommendation of our CEO with respect to salary levels. Our CEO’s compensation is determined by the Committee. The Committee applies the same principles for executive compensation in determining our CEO’s compensation that it applies in determining the compensation of our other NEOs. The CEO is not present during deliberations or voting on his compensation.

Role of Outside Consultants

Pursuant to authority in its charter, the Committee regularly engages a compensation consultant to assist in compensation matters. The Committee engaged Aon plc as its independent compensation consultant to assist in this process. The Committee has assessed the independence of Aon plc pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest. The Committee utilized certain comparative information provided by Aon plc as a data point in its evaluation of the appropriateness and competitiveness of our 2023 executive compensation program and on matters of director compensation.

Retained directly by the Committee and reporting directly to the Committee, Aon plc prepared a comprehensive “Executive Compensation Review” report. In this report, Aon plc provided peer group analysis, an evaluation of the comments received from proxy advisory firms, as well as other market information to help guide the Committee in its review and decision-making process. This report helped inform the Committee in structuring the NEOs’ compensation program. The Committee believes these actions enhance the alignment between executive compensation and Company performance and grow shareholder value.

Compensation of Executives in 2023

Elements of Compensation

The compensation packages for our Named Executive Officers consist primarily of an annual base salary, short-term incentive compensation and long-term incentive compensation. The Committee believes that our competitive compensation is an appropriate reflection of our growth and industry leadership, and has been in an important factor in our executives’ satisfaction, performance and retention.

●	Annual Base Salaries. This is the only element of executive compensation, other than employee benefits that are available to all employees, that is not at risk. We utilize base salaries to compensate our NEOs for day-to-day contributions and expertise. We believe that offering competitive base salaries is a key factor in attracting and retaining talent. When deciding on the appropriate annual base salary for each NEO, the Committee takes into consideration the recommendations of our CEO (with respect to the other NEOs), readily available market data, as well as the individual’s performance, his or her roles and responsibilities and related experience in the role.

●	Short-Term Incentive Compensation. In December 2022, the Committee established performance targets for 2023 under the Annual Bonus Plan, consisting of target net income, net interest income, ratio of nonperforming assets to total assets and Texas Ratio. The Annual Bonus Plan provides for awards to be earned for a fiscal year under each plan criterion, independent of the other criteria. For

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each metric, the Committee determined a threshold, target and maximum level of achievement based on the Company’s operating plan for 2023. The specific threshold, target and maximum opportunity for each NEO is expressed as a percentage of annual base salary, reflective of the NEO’s role and our compensation philosophy. Awards are interpolated to the next whole percent between the threshold, target and maximum goals. The four performance metrics were evenly weighted at 25% each for 2023.

In March 2024, the Committee, utilizing the Company’s audited financial statements, reviewed and determined the Company’s 2023 performance against the applicable performance targets under the Annual Bonus Plan and determined that the corporate performance goals were achieved on a weighted combined basis at 58% of target. For 2023, the Committee determined that the performance level with respect to net income was below threshold, net interest income was below threshold, the nonperforming assets to total assets metric was over the maximum metric and the Texas Ratio metric was over the maximum metric.

●	Long-Term Incentive Compensation. The First Internet Bancorp 2013 Equity Incentive Plan (the “2013 Plan”) and the First Internet Bancorp 2022 Equity Incentive Plan (the “2022 Plan”) are shareholder-approved plans that permitted (in the case of the 2013 Plan) or permit (in the case of the 2022 Plan) the Committee to provide executives with equity-based compensation opportunities. The Committee believes that equity-based awards that include multi-year vesting requirements provide our executives with an ownership stake in the Company, promote executive retention and are prudent in light of competitive market conditions. The Committee also believes that grants of restricted stock units are an effective means to align the interests of executives more closely with those of our shareholders and that grants of performance-based equity awards directly link executive compensation with performance.

Both PRSUs (60% of total) and TRSUs (40% of total) were awarded for 2021, 2022 and 2023. These equity-based awards are generally designed with the following features:

●	PRSUs

o	Performance goals in PRSUs are tied to performance metrics, which were return on average assets and nonperforming asset ratio (i.e., total dollar amount of nonperforming assets divided by dollar amount of total assets) for 2021 through 2023 PRSUs;

o	If the nonperforming asset ratio goal is not met, no PRSU awards vest;

o	If the nonperforming asset ratio goal is met, the PRSUs vest based upon the level of performance relative to the return on average assets goal;

o	The number of PRSUs earned scales with performance relative to performance metric goal, up to a capped amount; and

o	PRSUs “cliff vest,” if earned, at end of three-year performance period.

●	TRSUs vest in three substantially equal installments over three years.

The Committee believes that shareholder value is and will be driven more by an increase in net income and resulting increase in return on average assets. In making this decision, the Committee considered the non-performing asset ratio metric essential to assure that the Company was not encouraging excessive risk taking by management.

We believe that this equity incentive award structure for our NEOs aligns our compensation structure for NEOs with current industry standards and shareholder interests.

In 2023, the Committee awarded an aggregate of 49,153 restricted stock units (“RSUs”) to our NEOs, consisting of 29,492 (60%) PRSUs (at target level) and 19,661 (40%) TRSUs, under the 2022 Equity Plan and in accordance with the Company’s long-term incentive program.

In March 2024, the Committee, utilizing the Company’s audited financial statements, reviewed the Company’s 2023 performance to determine whether the Company had achieved the nonperforming assets ratio and return on average assets goals governing PRSUs granted to NEOs in 2021. The Committee determined that the nonperforming assets ratio goal had been met, but that the return on average assets goal had not been met. The Committee therefore determined that none of the PRSUs granted to NEOs in 2021 had vested, and those PRSUs were forfeited.

●	Broad- Based Benefits. We provide employee benefits to our NEOs on the same terms as provided to our other employees in an effort to encourage retention, including retirement and other related benefits.

●	Medical, Disability and Life Insurance. All full-time employees, including our NEOs, participate in insurance benefits coverage to help manage the financial impact of ill health, disability and death. NEOs are also eligible to participate in increased life insurance coverage at their election.

●	Retirement Benefits. We maintain a 401(k) plan for substantially all employees, as defined in the plan. Employees may contribute to the plan, and we match employee contributions equal to 100% of the first 1% of employee deferrals and then 50% on deferrals over 1% up to a maximum of 6% of an individual’s total eligible compensation, which vests immediately. In addition, we have not historically but may make additional discretionary matching contributions which vest at a rate of 50% per year of employment and are fully vested after the completion of two years of employment.

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EXECUTIVE COMPENSATION

●	Employee Stock Purchase Plan. We maintain an employee stock purchase plan (the “ESPP”), in which all of our full-time employees are eligible to participate. The ESPP permits employees to acquire shares of our common stock through periodic payroll deductions. Purchases under the ESPP are not subject to any discount or supplemental employer contribution or subsidy.

Peer Group Competitive Compensation Analysis

In evaluating whether compensation for our NEOs is competitive, the Committee collects compensation data from a group of companies for use as an additional data point. However, the Company’s unique business model limits the efficacy of “peer group” data. For example, we have a national footprint in that, through our platform, we gather deposits, make public finance loans, single tenant lease loans, healthcare finance loans, franchise finance loans and small business loans on a nationwide basis. But unlike most large banks with a national footprint, our footprint thus far is the result of organic growth and is without the benefit of any acquisition of another financial institution, without a wealth management division, and without an insurance affiliate. Further, unlike most large banks with a national footprint we have no “brick and mortar” branch network, nor its resulting overhead. Similarly, traditional community banks with assets of $3.5 billion to $6 billion generally do not have our national deposit customer base or a national lending platform. Unlike our company, most of these community banks of similar size have grown in part by acquisitions. Also, unlike us, these community banks frequently have a branch network to maintain and manage.

As a result of the foregoing, the Committee has been challenged to identify a suitable peer group for use in making compensation decisions. Nonetheless, with the assistance of Aon plc, in 2022 the Committee identified a group of bank and financial holding companies for use in making compensation decisions for 2023. The selected peer group was less focused on high growth peers and more focused on peers who, similar to the Company, are without significant wealth management, insurance, or mortgage servicing revenue. With the assistance of Aon plc, the Committee identified the following financial institutions:

1. Axos Financial Inc.

2. Bridgewater Bancshares, Inc.

3. Brookline Bancorp, Inc.

4. Business First Bancshares, Inc.

5. CrossFirst Bankshares, Inc.

6. Equity Bancshares, Inc.

7. Farmers & Merchants Bancorp

8. Heritage Commerce Corp.

9. Hingham Institute for Savings

10. Mercantile Bank Corp.

11. National Bank Holdings Corp.

12. Primis Financial Corp.

13. Republic Bancorp Inc.

14. SmartFinancial, Inc.

15. Southern First Bancshares Inc.

16. Stellar Bancorp, Inc.

The common characteristics of these organizations were:

●	asset size ranging from $2.5 billion to $9 billion, with a median asset size of approximately $4.2 billion;
●	no significant wealth management, insurance, or mortgage servicing revenue; and
●	located in Metropolitan Statistical Areas 3-100 (this excludes New York and Los Angeles, and banks headquartered in smaller metropolitan areas).

One “exception” to the size parameter above in the peer group is Axos Financial, Inc., which had $18.7 billion in assets at December 31, 2022. Axos Financial, Inc., was selected to be a part of the peer group because its business model most closely follows our model.

The Committee met in December of 2022 and made decisions on the 2023 base salary for our NEOs, the terms of the 2023 Annual Bonus Plan, and the terms of the Company’s long-term incentive program for 2023. The Committee met in March 2024 to determine and make awards based on 2023 performance under the 2023 Annual Bonus Plan and PRSU award agreements entered into in 2021.

2023 Base Salaries

In considering the base salary amounts for 2023, the Committee considered each NEO’s:

●	skills, qualifications and experience;
●	responsibilities and future potential;
●	salary level for the prior fiscal year; and
●	performance, as reflected in his or her performance review.

The Committee also reviewed the organic growth of the Company and the related balance sheet management, and the performance of the Company.

In determining the salary of Mr. Becker, the Committee also considered that Mr. Becker was instrumental in creating the unique business model of the Company. The Committee believes that the Company’s senior leadership team has provided strong, steady and seasoned leadership for the Company, created a scalable technology driven business model with a nationwide loan and deposit generating platform, and promoted a culture of excellent customer service, which has resulted in additional growth and value.

The following table sets forth the annual base salary of each of the NEOs for 2022 and the annual base salary established by the Committee for each of those NEOs for 2023, as well as the percentage increase between the two years:

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NAME	ANNUAL BASE SALARY		% CHANGE
	2022	2023
David B. Becker	$800,000	$800,000	0.0%
Nicole S. Lorch	$470,000	$500,000	6.4%
Kenneth J. Lovik	$350,000	$364,000	4.0%

The Committee considered the recommendations of our CEO with respect to the other NEOs. In addition, pursuant to the CEO’s request, the CEO did not receive an annual base salary increase for 2023.

2023 Short-Term Incentive Compensation

The Committee also established short-term incentive performance goals for 2023 for senior management, including all of our NEOs, pursuant to the Annual Bonus Plan. The Annual Bonus Plan criteria for 2023 provided an opportunity for each participant to earn an annual cash bonus based on the Company’s achievement (at threshold, target and maximum levels) of budgeted goals for net income, net interest income, ratio of nonperforming assets to total assets and Texas Ratio.

The budgeted goals are those which were established in the 2023 annual budget of the Company approved by the Board of Directors. These budgeted goals were $21.0 million for net income, $90.8 million for net interest income, 1.00% for the ratio of nonperforming assets to total assets and 10.0% for Texas Ratio.

The Annual Bonus Plan also required that the following conditions be met for payments to be made with respect to 2023:

●	The executive must have achieved a satisfactory individual 2023 performance rating.

●	The Company must have reported positive net income for 2023 (taking into account the expense of paying all incentive compensation but not any expense attributable to the cost of raising capital).

●	The Company must have declared in 2023, and paid not later than January 31, 2024, a specified amount of cash dividends.

●	The Bank must have received a satisfactory regulatory review for the immediately preceding fiscal year, as determined by the Committee.

If the financial goals and conditions were met, then each NEO would be eligible to receive a cash bonus that would range from the following minimum and maximum percentages of the officer’s annual base salary:

NAMED EXECUTIVE OFFICER	PERCENTAGE OF ANNUAL BASE SALARY
	THRESHOLD (90%)	TARGET (100%)	MAXIMUM (115%)
David B. Becker	20%	55%	70%
Nicole S. Lorch	20%	55%	70%
Kenneth J. Lovik	15%	50%	60%

In March 2024, the Committee reviewed the Company’s 2023 performance against the performance goals established under the Annual Bonus Plan and determined that the following levels of performance were achieved in 2023:

PERFORMANCE GOAL (RELATIVE WEIGHT)	CORPORATE PERFORMANCE LEVEL			2023 ACTUAL PERFORMANCE	PERFORMANCE LEVEL ACHIEVED	WEIGHTED PAYOUT PERCENTAGE
	THRESHOLD (90%)	TARGET (100%)	MAXIMUM (115%)
Net Income (25%)	$18,938	$21,042	$24,198	$8,417	0%	0%
Net Interest Income (25%)	$81,760	$90,844	$104,471	$74,904	0%	0%
Texas Ratio (25%)	11.0%	10.0%	8.5%	2.8%	115%	29%
Nonperforming Asset Percentage(1) (25%)	1.10%	1.00%	0.85%	0.20%	115%	29%
Total Weighted Percentage Earned						58%

(1) Expressed as a percentage of total assets.

The Committee also determined that the additional conditions for payment in the Annual Bonus Plan had been satisfied for 2023.

Based on the Company’s performance and the individual performance rating of each NEO, the Committee approved the following cash bonus awards for 2023 performance in accordance with the Annual Bonus Plan:

NAMED EXECUTIVE OFFICER	ANNUAL CASH BONUS EARNED	PERCENTAGE OF 2023 ANNUAL BASE SALARY
David B. Becker	$280,000	35%
Nicole S. Lorch	$175,000	35%
Kenneth J. Lovik	$109,200	30%

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EXECUTIVE COMPENSATION

2023 Long-Term Incentive Compensation Actions

In January 2023, the Committee granted equity incentive awards to our senior management, including our NEOs. These equity incentive awards to the NEOs are comprised of both PRSUs and TRSUs and have a vesting and/or performance period of three years, as detailed below.

The number of RSUs awarded to each NEO was determined by dividing a percentage of the NEO’s annual base salary by a reference price equal to the closing price of a share of common stock on the last trading day of 2022, which was $24.28. Mr. Becker and Ms. Lorch each received an award representing 75% of his or her respective annual base salary, and Mr. Lovik received an award representing 60% of his annual base salary. As a result, the following RSUs were awarded to our NEOs for 2023:

NAME	PRSUs (TARGET PAYOUT)	TRSUs	TOTAL RSUs (TARGET PAYOUT)
David B. Becker	14,827	9,885	24,712
Nicole S. Lorch	9,267	6,178	15,445
Kenneth J. Lovik	5,398	3,598	8,996

The PRSUs (60% of total RSUs based on target payout) may be earned by the NEO depending on the Company’s achievement of performance goals established by the Committee for return on average assets and the non-performing asset percentage, as measured over a three-year period (beginning January 1, 2023 and ending on December 31, 2025). The PRSUs provide:

●	The Company must achieve the gateway goal for non-performing assets, as determined by the Committee, at the end of the three-year performance period; otherwise, none of the PRSUs will vest and all of the PRSUs shall be forfeited.

●	If the Company achieves the goal for non-performing assets, a number of PRSUs will be eligible to vest at the end of the performance period based on the achievement by the Company of the return on average assets goal, as determined by the Committee. The number of PRSUs that will vest will range from 0% (if performance is below the threshold level), 50% (if performance is at the threshold level), 100% (if performance is at target) to 150% (if performance is at or above the maximum level.)

●	If at least threshold performance has been met, a number of PRSUs depending on performance will be earned and will vest as of December 31, 2025, the end of the three-year performance period. In order to vest, the NEO must maintain continued employment with the Company through the end of the performance period, unless the NEO’s employment terminates because of death, disability, or separation of service without cause after attaining the age of 65 (at which point only a pro-rated portion would vest).

For 2023, the gateway nonperforming assets goal requires that the Company attain either (i) a ratio of nonperforming assets to total assets of less than 1.5% as of the last day of the final year of the 3-year performance period, or (ii) a ratio of nonperforming assets to total assets better than the 75th percentile of the Company’s peer group utilized for 2023 compensation decisions.

The return on average assets goal is as follows:

●	target return on average assets goal:	1.0%;

●	threshold return on average assets goal:	0.9%; and

●	maximum return on average assets goal:	1.5%.

The TRSUs (40% of total RSUs) will become fully vested and nonforfeitable in three substantially equal installments on January 31, 2024, 2025 and 2026, subject to continued employment through the vesting date, unless the NEO’s employment terminates because of death, disability, or separation of service without cause after attaining the age of 65, in which event only a prorated portion of the award would vest.

In March 2024, the Committee, utilizing the Company’s audited financial statements, reviewed the Company’s 2023 performance to determine whether the Company had achieved the nonperforming assets ratio and return on average assets goals governing PRSUs granted to NEOs in 2021. The Committee determined that the nonperforming assets ratio goal had been met, but that the return on average assets goal had not been met. The Committee therefore determined that none of the PRSUs granted to NEOs in 2021 had vested, and those PRSUs were forfeited.

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Compensation Decisions for 2024

2024 Peer Group

Subsequent to the 2023 Annual Meeting, the Committee again utilized Aon plc to advise as to a peer group for use in making determinations on 2024 compensation. In general, the Committee determined to utilize substantially similar criteria as it had in determining the peer group for 2022 and 2023 but made some slight revisions to account for the Company’s growth in asset size and servicing revenue. Criteria were:

●	asset size ranging from $3.0 billion to $10 billion;
●	no significant wealth management or insurance revenue; and,
●	Metropolitan Statistical Areas 3-100 (this excludes New York and Los Angeles, and banks headquartered in smaller metropolitan areas. The Company is located in the Indianapolis metropolitan statistical area of Indianapolis, which is ranked 33).

This resulted in a number of changes to the peer group. The peer group utilized by the Committee as one element of making determinations on 2024 compensation consisted of the following:

1. Amerant Bancorp Inc.

2. Axos Financial Inc.

3. Bankwell Financial Group Inc.

4. Bridgewater Bancshares Inc.

5. Brookline Bancorp Inc.

6. Business First Bancshares, Inc.

7. CapStar Financial Holdings Inc.

8. Coastal Financial Corp.

9. CrossFirst Bankshares, Inc.

10. Equity Bancshares, Inc.

11. Farmers & Merchants Bancorp
(FMAO)

12. Farmers & Merchants Bancorp
(FMCB)

13. FiveStar Bancorp

14. HarborOne Bancorp Inc.

15. Heritage Commerce Corp.

16. Hingham Institute for Savings

17. Independent Bank Corp.

18. Mercantile Bank Corp.

19. MetroCity Bancshares Inc.

20. National Bank Holdings Corp.

21. Primis Financial Corp.

22. Republic Bancorp Inc.

23. Southern First Bancshares Inc.

24. Third Coast Bancshares Inc.

2024 Base Salaries

The table below sets forth the annual base salary of each of the NEOs for 2024 and the annual base salary established by the Committee for each of those NEOs for 2023, as well as the percentage increase between the two years:

NAME	ANNUAL BASE SALARY		% CHANGE
	2023	2024
David B. Becker	$800,000	$824,000	3.0%
Nicole S. Lorch	$500,000	$515,000	3.0%
Kenneth J. Lovik	$364,000	$374,920	3.0%

2024 Short-Term Incentive Compensation Actions

The Committee, relying on the Company’s budget and priorities for 2024, determined not to change the performance metrics that will be used to determine each NEO’s eligibility for cash bonuses on account of 2024 performance under the Annual Bonus Plan. The Committee believes that the metrics appropriately balance the goals of increasing income and net interest income with prudent credit risk management. Each of the four performance metrics (net income, net interest income, ratio of nonperforming assets to total assets and Texas Ratio) are weighted at 25%.

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EXECUTIVE COMPENSATION

2024 Long-Term Incentive Compensation Actions

In January 2024, the Committee acted to award an aggregate of 50,816 RSUs to our NEOs, consisting of 30,490 (60%) PRSUs and 20,326 (40%) TRSUs, under the 2022 Plan and in accordance with the Company’s long-term incentive program. Similar to the awards in 2023, these awards have a performance and/or vesting period of three years.

The number of RSUs awarded to each executive was determined by dividing a percentage of the executive’s 2024 base salary by a reference price equal to the closing price of a share of common stock on the last trading day of 2023, which was $24.19. Mr. Becker and Ms. Lorch each received an award representing 75% of his or her respective annual base salary, and Mr. Lovik received an award representing 60% of his annual base salary. As a result, the following RSUs were awarded to our NEOs for 2024:

NAME	PRSUs (TARGET PAYOUT)	TRSUs	TOTAL RSUs (TARGET PAYOUT)
David B. Becker	15,329	10,219	25,548
Nicole S. Lorch	9,581	6,387	15,968
Kenneth J. Lovik	5,580	3,720	9,300

The PRSUs (60% of total RSUs based on target payout) may be earned by the NEO depending on the Company’s achievement of performance goals established by the Committee for return on average assets and ratio of nonperforming assets to total assets, as measured over a three-year period (beginning January 1, 2024 and ending on December 31, 2026). The PRSUs provide:

●	If the Company fails to achieve the goal for nonperforming assets, as determined by the Committee, at the end of the three-year performance period, none of the PRSUs will vest and all of the PRSUs shall be forfeited.

●	If the Company achieves the nonperforming assets goal at the end of the performance period, a number of PRSUs will be eligible to vest at the end of the performance period, based on the achievement by the Company, as determined by the Committee, of the return on asset goal. The number of PRSUs that will vest will range from 0% (if performance is below the threshold level), 90% (if performance is at the threshold level), 100% (if performance is at target) to 150% (if performance is at or above the maximum level).

●	If at least threshold performance is met, a number of PRSUs depending on performance will be earned and will vest as of December 31, 2026, the end of the three-year performance period. The vesting will be further conditioned upon the NEO maintaining continued employment with the Company through the vesting date or the termination of the NEO’s employment because of death, disability, or separation of service without cause after attaining the age of 65, in which event only a prorated portion of the award would vest.

The TRSUs (40% of total RSUs) become fully vested and nonforfeitable in three substantially equal installments on January 31, 2025, 2026 and 2027, subject to continued employment through the vesting date or termination of the NEO’s employment because of death, disability, or separation of service without cause after attaining the age of 65, in which event only a prorated portion of the award would vest.

Taxes and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a federal tax deduction to a public company for compensation in any tax year paid to certain “covered employees” to the extent that the compensation to such officer exceeds $1 million.

Despite these limits on the deductibility of performance-based compensation, the Committee believes that a significant portion of our NEOs’ compensation should be tied to Company performance. The Committee’s ability to continue to provide a competitive compensation package to attract, motivate and retain the Company’s most senior executives is considered critical to the Company’s success and to advancing the interests of its stockholders.

Section 409A of the Internal Revenue Code also affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest. Our nonqualified deferred compensation arrangements are exempt from, or meet, the requirements of Section 409A.

Report of the Compensation Committee

The Committee has reviewed the above Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. This report is provided by the following independent directors who comprise the Compensation Committee:

Aasif M. Bade	Ann Colussi Dee	John K. Keach, Jr. Chair

24	FIRST INTERNET BANCORP

EXECUTIVE COMPENSATION

Reconciliation of Non-GAAP Financial Measures

This proxy statement contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, including net tangible book value, for example, are used by management to measure the Company’s performance and may be considered by our Compensation Committee in the process of determining payouts under incentive compensation arrangements. Although the Company believes these non-GAAP measures provide investors with a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the following table.

	Twelve Months Ended December 31,
	2023	2022
Total equity – GAAP	$362,795	$364,974
Adjustments:
Goodwill	(4,687)	(4,687)
Tangible common equity	$358,108	$360,287
Total assets – GAAP	$5,167,572	$4,543,104
Adjustments:
Goodwill	(4,687)	(4,687)
Tangible assets	$5,162,885	$4,538,417
Common shares outstanding	8,644,451	9,065,883
Book value per common share	$41.97	$40.26
Effect of goodwill	(0.55)	(0.52)
Tangible book value per common share	$41.43	$39.74

2024 ANNUAL MEETING	25

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation of the Company’s Named Executive Officers for the three most recent completed fiscal years.

NAME AND PRINCIPAL POSITION(S)	YEAR	SALARY ($)	STOCK AWARDS(1)(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION(3) ($)	ALL OTHER COMPENSATION(4) ($)	TOTAL ($)
David B. Becker Chairman and CEO	2023	800,000	623,880	280,000	23,442	1,727,322
	2022	800,000	606,670	392,000	17,483	1,816,153
	2021	800,000	645,269	458,000	17,008	1,920,277
Nicole S. Lorch President, COO and Corporate Secretary	2023	500,000	388,816	175,000	11,201	1,075,017
	2022	470,000	354,233	230,300	10,331	1,064,864
	2021	402,078	225,748	215,876	8,270	852,602
Kenneth J. Lovik Executive Vice President and CFO	2023	364,000	226,970	109,200	13,087	713,257
	2022	350,000	212,155	149,333	11,917	723,405
	2021	335,000	216,120	166,663	11,434	729,217

(1)	Amounts shown represent the aggregate grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, based on the closing stock price on the grant date, or the nearest day on which a sale of shares occurred, as reported by Nasdaq. Amounts for 2023 represent PRSUs and TRSUs originally granted on January 6, 2023. Amounts for 2022 represent PRSUs and TRSUs originally granted on March 18, 2022. Amounts for 2021 represent TRSUs and PRSUs originally granted on January 18 and 20, 2021, respectively. Further information regarding these awards is included in the “Outstanding Equity Awards at Fiscal Year-End” table elsewhere in this proxy statement. The values for TRSUs represent the full number of shares eligible for vesting. The values for PRSUs are based on the assumed probable outcome of the performance conditions assessed as of the grant date. The potential value of RSUs granted uses closing stock prices of $24.75 for the 2023 RSUs, $46.63 for the 2022 RSUs, and $30.13 for the 2021 TRSUs and $30.45 for the 2021 PRSUs. The grant date fair values and actual value of dividend equivalents earned on outstanding RSUs during the applicable year were as follows:

NAME	YEAR	GRANT DATE FAIR VALUE OF AWARD(S) ($)	DIVIDEND EQUIVALENT(S) EARNED (SHARES) ($)	DIVIDEND EQUIVALENTS EARNED (CASH) ($)
David B. Becker	2023	611,622	–	12,258
	2022	594,812	-	11,858
	2021	633,032	278	11,959
Nicole S. Lorch	2023	382,264	-	6,552
	2022	349,445		4,788
	2021	221,563	93	4,093
Kenneth J. Lovik	2023	222,651	-	4,319
	2022	208,203	-	3,952
	2021	212,072	93	3,956

Further information related to the performance-based award program is included earlier in this proxy statement.

(2)	Values for PRSUs are computed based on the target number of shares. If the maximum level of the performance conditions were achieved, the value of the 2023 PRSUs included in the “Stock Awards” column, as of the date of grant, would be as follows: Mr. Becker, $550,452; Ms. Lorch, $344,037; and Mr. Lovik, $200,401.
(3)	Represents cash bonuses earned during each of the applicable fiscal years under the applicable year’s Annual Bonus Plan and paid in the following year.
(4)	Represents life insurance premiums and matching contributions under our 401(k) Plan.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to each Named Executive Officer during the year ended December 31, 2023, which consisted of cash bonus opportunities awarded for 2023 under the Annual Bonus Plan and TRSUs and PRSUs granted under the 2022 Plan.

NAME	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other stock awards	Grant Date Fair Value of Stock Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold(3) (#)	Target (#)	Maximum(4) (#)	(#)
David B. Becker	1/6/2023	40,000	440,000	560,000
	1/6/2023							9,885(5)	244,654
	1/6/2023				7,409	14,817(6)	22,226		366,721
Nicole S. Lorch	1/6/2023	25,000	275,000	350,000
	1/6/2023							6,178(5)	152,906
	1/6/2023				4,634	9,267(6)	13,901		229,358
Kenneth J. Lovik	1/6/2023	13,650	182,000	218,400
	1/6/2023							3,598(5)	89,051
	1/6/2023				2,699	5,398(6)	8,097		133,601

(1)	Represents threshold, target and maximum payments that could have been earned for 2023 performance under the Annual Bonus Plan as described above. Threshold reflects achievement of any single performance objective. The details of the plan and determination of actual payouts are discussed under the heading “2023 Short-Term Incentive Compensation” in the Compensation Discussion above and actual payouts are reflected in the in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)	Grant date fair value determined in accordance with FASB ASC Topic 718. Amounts shown represent the value of the applicable number of shares using the closing stock price on the date of grant as reported by Nasdaq. For the PRSUs, the actual number of shares that could be earned ranged from 0% to 150% of the target amount and the number of shares used for the value reported is based on the assumed probable outcome of the performance conditions assessed as of the grant date, which was equal to target performance.
(3)	Represents 50% of target number of shares to be issued pursuant to PRSUs granted under the 2022 Plan. See footnote 6 for additional details.
(4)	Represents 150% of target number of shares to be issued pursuant to PRSUs granted under the 2022 Plan. See footnote 6 for additional details.
(5)	Represents number of shares to be issued pursuant to TRSUs granted under the 2022 Plan scheduled to vest in substantially equal installments on January 31, 2024, 2025 and 2026. For additional information, see “Compensation Decisions for 2023 – 2023 Long-Term Incentive Compensation.” The TRSUs are eligible to receive dividends, which are subject to the same terms and restrictions as the TRSUs and would be forfeited if the underlying TRSUs do not vest.
(6)	Represents target number of shares to be issued pursuant to PRSUs granted under the 2022 Plan that may be earned based on a performance period through December 31, 2025 that, when earned, are eligible to settle in shares of common stock, subject to certain additional conditions to vesting. For additional information, see “Compensation Decisions for 2023 – 2023 Long-Term Incentive Compensation.” The PRSUs are eligible to receive dividends, which are subject to the same terms and restrictions as the PRSUs and would be forfeited if the underlying PRSUs do not vest.

2024 ANNUAL MEETING	27

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table provides information, as of December 31, 2023, for each Named Executive Officer’s outstanding equity awards. The outstanding equity awards consist of RSUs granted pursuant to the 2013 Plan and 2022 Plan.

NAME	GRANT DATE	STOCK AWARDS
		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(1) ($)
David. B. Becker	1/20/2021	12,526(2)	303,004
	3/18/2022	3,401(3)	82,270
	3/18/2022 1/6/2023 1/6/2023	7,654(4) 9,885(5) 14,817(6)	185,150 239,118 358,423
Nicole S. Lorch	1/20/2021	4,384(2)	106,049
	3/18/2022	1,998(3)	48,332
	3/18/2022 1/6/2023 1/6/2023	4,496(4) 6,178(5) 9,267(6)	108,758 149,446 224,169
Kenneth J. Lovik	1/20/2021	4,196(2)	101,501
	3/18/2022	1,190(3)	28,786
	3/18/2022 1/6/2023 1/6/2023	2,679(4) 3,598(5) 5,398(6)	64,805 87,036 130,578

(1)	Value is calculated by multiplying the number of shares by $24.19, the closing price of our common stock on December 29, 2023 as reported by Nasdaq.
(2)	Represents PRSUs outstanding under the 2013 Plan that remained subject to vesting based on performance metrics over three-fiscal year period ending December 31, 2023. In March 2023, the Committee determined that the Company achieved the non-performing assets goal but did not achieve threshold of the return on average assets goal. Accordingly, the Committee certified and directed the Company that all PRSUs under the 2021 award agreements were to be forfeited.
(3)	Represents TRSUs outstanding under the 2013 Plan scheduled to vest in three substantially equal installments on each January 31 following the date of grant.
(4)	Represents PRSUs outstanding under the 2013 Plan that remained subject to vesting based on performance metrics over three-fiscal year period ending December 31, 2024.
(5)	Represents TRSUs outstanding under the 2022 Plan scheduled to vest in three substantially equal installments on each January 31 following the date of grant.
(6)	Represents PRSUs outstanding under the 2022 Plan that remained subject to vesting based on performance metrics over three-fiscal year period ending December 31, 2025. See “Executive Compensation – Compensation of Executives in 2023 - 2023 Long-Term Incentive Compensation Actions” for details regarding vesting criteria.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of RSUs during 2023 on an aggregated basis for each of the NEOs. There were no stock options outstanding during 2023.

NAME	STOCK AWARDS
	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
David. B. Becker	19,518	$398,894
Nicole S. Lorch	6,936	$144,531
Kenneth J. Lovik	6,340	$130,032

(1)	Represents RSUs issued under the 2013 Plan.
(2)	Value calculated using the closing price of our common stock as of the date of the respective vesting, or the nearest date on which a sale of shares occurred, as reported by Nasdaq.

28	FIRST INTERNET BANCORP

EXECUTIVE COMPENSATION

Employment Agreements

We are party to employment agreements with our NEOs, each of which provides for annual base salaries and annual bonuses, if any, as determined from time to time by the Compensation Committee. The annual bonuses are to be determined with reference to the achievement of annual performance objectives established by the Compensation Committee for the NEOs. The agreements also provide that the NEOs may be awarded additional compensation, benefits or consideration as the Compensation Committee may determine. Each agreement has its own set terms, which automatically renew for successive one-year terms.

Amended and Restated Employment Agreement with Mr. Becker

Mr. Becker’s agreement provides that if his employment is terminated by us for “cause,” or by him without “good reason,” then he will be paid only the amounts then due for his services through the date of termination. If Mr. Becker’s employment is terminated without “cause” or he resigns for “good reason,” then he will be paid, in twelve equal monthly payments beginning the month following termination, an amount equal to two ties the sum of (x) his then-current annual base salary plus (y) 120% of the amount of the annual bonus he was paid for the calendar year preceding the termination. If Mr. Becker’s employment is terminated due to non-renewal of his employment agreement, then he will be paid, in twelve equal monthly payments beginning the month following termination, an amount equal to two times the sum of (x) his then-current annual base salary plus (y) 120% of the amount of the annual bonus he was paid for the calendar year preceding the termination. If Mr. Becker’s employment is terminated due to his death, then his estate will be paid an amount equal to 120% of the annual bonus he was paid for the calendar year preceding the termination in a lump sum. If Mr. Becker’s employment is terminated due to disability, then he will be paid, over twelve months, an amount equal to the sum of (x) his then-current annual base salary plus (y) 120% of the annual bonus he was paid for the calendar year preceding the termination. If Mr. Becker’s employment is terminated without “cause” or due to death or disability, due to non-renewal of his agreement, or he resigns for “good reason,” he and his family will receive, for the number of months remaining under the employment term in effect on the termination date, health and welfare benefits equal to those provided to Mr. Becker and his family prior to the termination date (or a reimbursement of the cost of such continuation of benefits) (“Benefits Continuation”) (provided that in the case of a non-renewal of his employment agreement, Benefits Continuation will last for one year).

If Mr. Becker’s employment agreement is not renewed or his employment terminates or if he resigns for any reason within twelve months following a change in control, then he will be paid, in twelve equal monthly payments beginning the month following the end of his employment, an amount equal to the sum of (x) three times his then-current annual base salary plus (y) two times 120% of the amount of the annual bonus he was paid for the calendar year preceding the termination, plus Benefits Continuation and outplacement assistance; provided, however, that if the total payments relating to a change in control would be subject to an excise tax pursuant to Section 280G of the Code, he will receive the greater of the maximum amount that could be paid to him without imposing excise taxes, or the amount which he would receive after paying the excise taxes.

Unless Mr. Becker’s employment is terminated by us for “cause,” terminated by him without “good reason,” or terminated pursuant to a non-renewal of his agreement, then, to the fullest extent permitted by law, all restrictions on any outstanding incentive awards, including equity awards, will lapse and become 100% vested.

Employment Agreements with Other NEOs

The employment agreements for Ms. Lorch and Mr. Lovik provide that, if either executive’s employment is terminated by us for any reason other than for “cause” (as defined in the employment agreement) or is terminated by them for “good reason” (as defined in the employment agreement), and in either case the termination of employment occurs before a change of control, then the executive will be eligible to receive, in addition to all compensation and benefits ordinarily payable through the date of termination: (A) continued payments of base salary for the greater of (i) the remaining term of the agreement and (ii) 24 months; (B) a lump sum payment equal to the greater of (1) the average of cash bonuses paid or payable in the three fiscal years prior to the fiscal year in which the termination occurred and (2) the amount of cash bonus the executive was designated to receive under the then current annual incentive plan; (C) acceleration of all outstanding time-based equity awards; and (D) payment of the Company portion of COBRA premiums for up to 12 months.

If any such termination occurs within twelve months after a change of control (as defined in the employment agreement), then the executive will be eligible to receive substantially the same severance benefits, except that (A) payments of base salary would continue for 24 months and (B) payment of the Company portion of COBRA premiums would continue for up to 18 months.

All of the above severance benefits remain contingent on the executive signing and not revoking a release of claims and the executive remaining in strict compliance with non-solicitation, non-competition, and confidentiality covenants for a period of at least one year after termination.

2024 ANNUAL MEETING	29

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change-in-Control

The table below reflects the estimated amount of compensation payable to each of the Named Executive Officers in the event of his or her termination of employment under various scenarios, assuming that such termination occurred as of December 31, 2023.

We do not have any severance or change in control plans other than the employment agreements and the provisions regarding equity vesting described above.

The table excludes certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, nor does it reflect amounts attributable to incentive awards that were already vested. The amounts shown are only estimates of the amounts that would be payable to the Named Executive Officers upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

NAME	NONRENEWAL OF EMPLOYMENT AGREEMENT ($)	INVOLUNTARY TERMINATION WITHOUT CAUSE ($)	DEATH ($)	DISABILITY ($)	CHANGE IN CONTROL ($)
David B. Becker
Severance(1)	2,540,800	2,540,800	–	1,270,400	3,340,800	(2)
Bonus(3)(4)	470,400	470,400	470,400	-	-
RSUs (accelerated)(5)		1,167,965	1,167,965	1,167,965	1,167,965
Health Benefits(6)	18,568	18,568	18,568		18,568
Nicole S. Lorch
Severance(1)	1,000,000	1,000,000	-	250,000	1,000,000	(2)
Bonus(3)	275,000	275,000	275,000	275,000	350,000
RSUs (accelerated)(5)	530,705	530,705	–	–	530,705
Health Benefits(6)	15,098	15,098	15,098	-	22,338
Kenneth J. Lovik
Severance(1)	728,000	728,000	-	182,000	728,000	(2)
Bonus(3)(4)	182,000	182,000	182,000	182,000	182,000
RSUs (accelerated)(5)	311,205	311,205	-	-	311,205
Health Benefits(6)	14,866	14,866	14,866	–	22,338

(1)	Represents severance payments potentially due under employment agreement. For additional information, see “Employment Agreements” section above.
(2)	Represents “double-trigger” severance payment only payable upon termination or nonrenewal of employment or resignation within 12 months following any change in control.
(3)	For additional information regarding the terms of the Annual Bonus Plan, see the disclosure under the heading “EXECUTIVE COMPENSATION – Compensation of Executives for 2023– 2023 Short-Term Incentive Compensation” above.
(4)	Represents payment due under applicable employment agreement.
(5)	Amounts represent the value of unvested RSUs held by the Named Executive Officer that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs that would vest by $24.19, the closing price of our common stock on December 29, 2023, as reported by Nasdaq.
(6)	Amount represents the estimated reimbursement cost of premiums for insurance if the executive was paying the premiums for such coverage at the time of termination.

CEO Pay Ratio

The annual total compensation for our Chief Executive Officer for 2023 was $1,727,322, as reflected in the Summary Compensation Table appearing above. We estimate that the median employee’s annual total compensation was $80,238 for 2023. This comparison results in a CEO Pay Ratio of 22:1.

This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K promulgated under the Exchange Act, and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

To identify the median employee and determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.

●	We determined that, as of December 31, 2023, our employee population consisted of 286 individuals (including full-time and part-time employees, other than the CEO) working at the Company and its consolidated subsidiaries.

●	We used a definition that was based on actual 2023 W-2 taxable income compensation data for those who were employed on December 31, 2023, rather than annual total compensation tabulated in a manner consistent with the Summary Compensation Table. Taxable income was selected because it is inclusive of all forms of cash compensation paid to an employee such as salary, wages, overtime, cash bonuses, and commissions, and we believe it is a better representation of our employees’ pay than annual total compensation.

●	We selected an individual at the median of our employee population and then determined that individual’s annual total compensation in accordance with Regulation S-K, Item 402(c)(2)(x) as provided above.

30	FIRST INTERNET BANCORP

EXECUTIVE COMPENSATION

Pay Versus Peformance

In accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationships between Compensation Actually Paid to our NEOs and Company performance. In this section, we refer to “Compensation Actually Paid” and other terms used in the applicable SEC rules. For information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with its financial and operational performance, refer to the Compensation Discussion section of this proxy statement. The following table sets forth additional compensation information of our CEO and our other NEOs (averaged) along with total shareholder return, net income, and nonperforming assets ratio performance results for our fiscal years ending in 2020, 2021, 2022 and 2023:

					VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:
YEAR	SUMMARY COMP. TABLE TOTAL FOR CEO (1)(2) ($)	COMP. ACTUALLY PAID TO CEO (1)(2) ($)	AVERAGE SUMMARY COMP. TABLE FOR OTHER NEOS (1)(2) ($)	AVERAGE COMP. ACTUALLY PAID TO OTHER NEOS (1)(2) ($)	TOTAL SHAREHOLDER RETURN (3) ($)	PEER GROUP TOTAL SHAREHOLDER RETURN (3)(4) ($)	NET INCOME ($ IN MILLIONS)	COMPANY-SELECTED MEASURE: NONPERFORMING ASSETS RATIO (5)
2023	1,727,322	1,414,677	894,137	724,468	106.3	107.3	8,417	0.20%
2022	1,816,153	342,701	668,807	194,445	105.3	98.4	35,441	0.17%
2021	1,920,277	2,900,421	725,604	1,031,657	202.5	118.6	48,114	0.20%
2020	2,033,211	2,032,702	685,865	686,223	122.9	87.2	29,453	0.22%

(1)
YEAR	PEO	NEOs
2023	David Becker	Nicole S. Lorch, Kenneth J. Lovik
2022	David Becker	Nicole S. Lorch, Kenneth J. Lovik, C. Charles Perfetti
2021	David Becker	Nicole S. Lorch, Kenneth J. Lovik, C. Charles Perfetti
2020	David Becker	Nicole S. Lorch, Kenneth J. Lovik, C. Charles Perfetti

(2)	We did not report a change in pension value for any of the years reflected in this table; therefore, a deduction from the Summary Compensation Table (“SCT”) total related to pension value is not needed. A reconciliation of Total Compensation from the SCT to Compensation Actually Paid to our CEO and our Other NEOs (as an average) is shown below:
Adjustments	2023
	CEO ($)	Average of Other NEOs ($)
Total Compensation from SCT	1,727,322	894,137
Adjustments for stock and option awards:
(Subtraction): SCT amounts	(623,880)	(307,893)
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	610,041	261,620
(Subtraction) Addition: The difference between fair value from the end of the prior year to the end of this year of awards granted in any prior fiscal year that are outstanding and unvested at year end	(183,606)	(86,444)
Addition: Fair value of awards granted and vesting during such year as of the end of the year	-	-
(Subtraction) Addition: Difference in fair value from the end of the prior year to the vesting date of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	(111,533)	(35,762)
(Subtraction): Fair value at end of prior year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during such year	(3,666)	(1,190)
Addition: Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in fair value or total compensation for the covered year	–	–
Compensation Actually Paid (as calculated)	1,414,677	724,468

(3)	Total shareholder return is calculated based on a fixed investment of one hundred dollars measured from the market close on December 31, 2019 (the last trading day of 2019) through and including the end of the fiscal year for each year reported in the table.
(4)	Our peer group used for the Total Shareholder Return calculations is the S&P U.S. BMI Banks Index, which is the industry index used to show our performance in our Annual Report on Form 10-K.
(5)	Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we used to link Compensation Actually Paid to our NEOs for 2023 to our company’s performance, is our ratio of nonperforming assets to total assets, which we refer to as our “nonperforming assets ratio.” This measure is one of the four metrics used to determine annual bonus plan awards for each of the years presented. Further, all PRSUs granted in each of the years require a threshold nonperforming asset ratio in order to vest and settle into shares.

Tabular List of Important Financial Performance Measures

The following table lists the most important financial performance measures that we used to link Compensation Actually Paid to the NEOs for fiscal 2023 to our performance:

2024 ANNUAL MEETING	31

EXECUTIVE COMPENSATION

Financial Performance Measure
Nonperforming Assets Ratio
Texas Ratio
Return on Average Assets
Net Interest Income

Relationship between Pay and Performance

The charts below present a graphical comparison of Compensation Actually Paid to our CEO and the average Compensation Actually Paid to our other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: our (1) total shareholder return (TSR), (2) net income, and (3) nonperforming asset ratio. The charts also provide a comparison of our TSR to the peer group TSR for the four-year period.

COMPENSATION ACTUALLY PAID (CAP) VERSUS TOTAL SHAREHOLDER RETURN (TSR)

COMPENSATION ACTUALLY PAID (CAP) VERSUS NET INCOME

32	FIRST INTERNET BANCORP

EXECUTIVE COMPENSATION

COMPENSATION ACTUALLY PAID (CAP) VERSUS NONPERFORMING ASSETS RATIO

2024 ANNUAL MEETING	33

DIRECTOR COMPENSATION

The following table sets forth certain information regarding compensation of the persons who served as our non-employee directors during the year ended December 31, 2023.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS(1)($)	TOTAL ($)
Aasif M. Bade	55,450	52,000	107,450
Justin P. Christian	46,575	52,000	98,575
Ann Colussi Dee	52,700	52,000	104,700
Joseph A. Fenech	18,750	52,000	70,750
John K. Keach, Jr.	55,450	52,000	107,450
David R. Lovejoy(2)	18,325		18,325
Jean L. Wojtowicz	69,817	52,000	121,817

(1)	Value of restricted stock awards calculated using the closing price of our common stock on the date of grant, or the next preceding date on which a sale of shares occurred, as reported by Nasdaq. All shares were granted May 15, 2023 and are scheduled to vest immediately prior to the 2024 Annual Meeting of Shareholders. Each non-employee director held 5,005 restricted shares as of December 31, 2023.
(2)	Mr. Lovejoy’s service as a director ended as of May 15, 2023.

We compensate our non-employee directors for their services in the form of an annual retainer paid in equity awards granted under the 2022 Plan, as well as cash payments for Board and committee service and service as a committee chair.

Board Compensation. Our directors generally serve from annual meeting to annual meeting. For that service, our non-employee directors are entitled to receive quarterly cash payments of $6,250 and an annual restricted stock award having a grant date fair value of $52,000.

The number of shares of restricted stock awarded to non-employee directors in 2023 was determined by dividing $52,000 by $10.39, which was the closing price of our common stock on May 12, 2023, the last trading date before the May 15, 2023 grant date, and rounding up to the next whole share. The restricted shares are scheduled to vest immediately prior to the 2024 annual meeting of shareholders. Cash dividends were paid on unvested shares of restricted stock.

Committee Chair Annual Fees. In addition to the compensation they earn for service on the Board (as disclosed in the ‘Board Compensation section above), chairs of each of our Board committees are entitled to additional annual cash fees as follows:

◾	Audit & Risk Committee Chair: $33,000;

◾	Compensation Committee Chair: $19,000; and

◾	Nominating and Corporate Governance Committee Chair: $19,000.

Committee Members. We also paid each member of the Audit & Risk Committee, excluding the Chair, an annual cash fee of $15,500 and each member of the Compensation Committee and Nominating and Corporate Governance Committee, excluding the respective chairs of each committee, an annual cash fee of $4,000.

Reimbursement of Meeting Expenses. We reimburse our non-employee directors for their reasonable expenses incurred in attending regular, special and Board committee meetings.

Directors’ Deferred Stock Plan. Until January 1, 2014, the Company had a stock compensation plan for non-employee members of the Board of Directors (“Directors Deferred Stock Plan”). The Company reserved 180,000 shares of common stock that could have been issued pursuant to the Directors Deferred Stock Plan. The plan provided non-employee directors the option to elect to receive up to 100% of their annual retainer in either common stock or deferred stock rights. Deferred stock rights were to be settled in common stock following the end of the deferral period payable on the basis of one share of common stock for each deferred stock right. The following table summarizes the status of deferred stock rights related to the Directors Deferred Stock Plan for the year ended December 31, 2023.

DEFERRED STOCK RIGHTS (#)
Outstanding, beginning of year	40,414
Granted	402
Released	(12,278)
Outstanding, end of year	28,538

The only deferred stock rights granted during 2023 were additional rights issued in lieu of cash dividends payable on outstanding deferred stock rights.

Changes to Director Compensation for 2024

No material changes to compensation of non-employee directors were made for 2024.

34	FIRST INTERNET BANCORP

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023 regarding outstanding grants and shares available for grant under our existing equity compensation plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCES UNDER EQUITY COMPENSATION PLANS
Equity compensation plans approved by security holders(1)	147,576(2)	$–	512,898
Equity compensation plans not approved by security holders(3)	28,538(4)	–	–
Total	176,114	$–

(1)	Consists of the 2013 Plan and 2022 Plan.
(2)	Represents 147,576 shares underlying outstanding RSUs that could be earned or remained subject to time-based vesting and settlement. There were no option awards outstanding.
(3)	Consists of the Company’s Directors’ Deferred Stock Plan in effect through 2013, including dividend adjustments in accordance with the terms of outstanding awards thereunder.
(4)	Represents deferred stock rights issued under the Directors’ Deferred Stock Rights Plan that have no exercise price and are payable in shares of common stock on a one-for-one basis when the holder ceases to be a director.

2024 ANNUAL MEETING	35

PROPOSAL 2:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The second proposal to be considered at the annual meeting is an advisory vote to approve the compensation paid to our Named Executive Officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the compensation tables and the narrative discussion of the compensation tables). This proposal, commonly known as the “say-on-pay” vote, gives our shareholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation but rather the overall compensation paid to our Named Executive Officers for the preceding year and the philosophy, policies and practices described in this proxy statement.

Our executive compensation program is designed to attract, motivate and retain highly qualified and effective leaders who drive our success. When designing our program, the Compensation Committee works to foster an environment in which executives are motivated to achieve financial performance goals and individual objectives that will drive the success of our business and, in turn, increase shareholder value on a long-term, sustainable basis. Our compensation program is intended to motivate and retain qualified executive personnel in a way that establishes an appropriate relationship between executive pay and the creation of shareholder value. We believe that our executive compensation program accomplishes this goal.

Based on the foregoing, the following resolution will be voted on at the annual meeting:

Resolved, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers for 2023 as disclosed in the Company’s proxy statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative discussion.

As an advisory vote, this proposal is not binding upon the Company, the Board or the Compensation Committee and will not be construed as overruling a decision by the Company, the Board or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the advisory vote when making future executive compensation decisions.

Shareholders are encouraged to carefully review the “Executive Compensation” section and the executive compensation tables earlier this proxy statement for a detailed discussion of our executive compensation program.

The Board of Directors recommends a vote “FOR” the advisory proposal to approve the compensation of our Named Executive Officers as disclosed in this proxy statement.

36	FIRST INTERNET BANCORP

AUDIT MATTERS

This section includes information regarding audit-related matters, including the Report of the Audit Committee and fees paid to the independent registered public accounting firm for 2023 and 2022.

Report of the Audit Committee

In accordance with a written charter adopted by the Board, as amended, the Audit Committee (formerly the Audit and Risk Committee) assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its duties, the committee:

(1)	reviewed and discussed the audited financial statements included in the Form 10-K for the fiscal year ended December 31, 2023 with the Company’s management;
(2)	discussed with FORVIS, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the SEC and the Public Company Accounting Oversight Board, including the quality, not just the acceptability of the accounting principles, but also the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements;
(3)	received and reviewed the written disclosures and the letter from FORVIS, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding FORVIS, LLP’s communications with the committee concerning independence, and the committee discussed with FORVIS, LLP the independence of that firm; and
(4)	reviewed and pre-approved the services provided by FORVIS, LLP and considered whether the provision of such services not related to the audit of the financial statements are compatible with maintaining FORVIS, LLP’s independence.

Based upon the reviews and discussions referenced above, the Audit and Risk Committee (now the Audit Committee) recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Jean L. Wojtowicz Chair	Ann Colussi Dee	Justin P. Christian

Audit and Non-Audit Fees

The following table sets forth aggregate fees paid to FORVIS, LLP for services provided during 2023 and 2022, respectively:

	2023	2022
Audit Fees (1)	$613,642	$497,070
Audit-Related Fees (2)	18,550	16,640
Tax Fees (3)	142,855	77,655
Total	$775,047	$591,365

(1)	Consists of fees for professional services rendered for the integrated audits of the Company’s annual consolidated financial statements in connection with statutory/subsidiary financial statement audits, attestation reports required by statute or regulation, and comfort letters and consents related to SEC filings.
(2)	Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported as “Audit Fees” above.
(3)	Consists of fees related to tax return preparation and other tax-related services.

Pre-Approval Policy

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee also may pre-approve particular services on a case-by-case basis. The Audit Committee will consider whether the provision of the services listed above is compatible with maintaining that firm’s independence.

2024 ANNUAL MEETING	37

PROPOSAL 3:
RATIFICATION OF AUDITOR

The Audit and Risk Committee (now the Audit Committee) has already appointed FORVIS, LLP as our independent registered public accounting firm for 2024. The Board is submitting the appointment of FORVIS, LLP for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of FORVIS, LLP are expected to be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of FORVIS, LLP as our independent registered public accounting firm for 2024.

38	FIRST INTERNET BANCORP

SHAREHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

Shareholder proposals (other than director nominations) that are submitted for inclusion in our proxy materials relating to our annual meeting of shareholders to be held in 2025 must provide proof of ownership and follow the procedures set forth in SEC Rule 14a-8 and our Bylaws. To be timely, such proposals must be received by us at our principal executive office no later than November 28, 2024.

If a shareholder desires to propose an item of business for consideration at our annual meeting of shareholders without including it in our proxy materials or to nominate for election as director at an annual meeting, then the shareholder must comply with all of the applicable requirements set forth in our Bylaws, including timely written notice of such proposal or nomination delivered to our Secretary at our principal executive office. To be timely under our Bylaws for the 2025 Annual Meeting of Shareholders, we must receive such notice on or after January 20, 2025 but not later than February 19, 2025.

In addition to satisfying the foregoing requirements under our Bylaws, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 31, 2025.

A copy of the advance notification requirements of our Bylaws may be obtained upon request to our Secretary at First Internet Bancorp, 8701 E. 116th Street, Fishers, Indiana 46038.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”), including financial statements audited by FORVIS, LLP, our independent registered public accounting firm, and FORVIS, LLP’s report thereon, is available to our shareholders on the Internet at www.sec.gov. In addition, a copy of the Annual Report will be sent to any shareholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to our Secretary at First Internet Bancorp, 8701 E. 116th Street, Fishers, Indiana 46038.

The Annual Report is also available and may be accessed free of charge through the Shareholders’ Information section of our website at www.firstinternetbancorp.com.

HOUSEHOLDING

Under a procedure approved by the U.S. Securities and Exchange Commission (“SEC”) called “householding,” certain shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials may receive only one copy of our annual report and proxy statement, unless one or more of those shareholders provides notice that they would like to continue to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not in any way affect the payment of dividends.

If you and other shareholders with whom you share an address currently receive multiple copies of our annual report and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the annual report or proxy statement for your household, please contact our Secretary at First Internet Bancorp, 8701 E. 116th Street, Fishers, Indiana 46038 or by calling (317) 532-7900.

If you participate in householding and would like to receive a separate copy of our annual report and/or this proxy statement, please contact us in the manner described in the immediately preceding paragraph. The requested documents will be delivered to you promptly upon receipt of your request.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for fiscal 2024, except that one report on Form 4 was filed late by Mr. Lovik with respect to one transaction involving the forfeiture of shares to satisfy tax withholding obligations upon the vesting of restricted stock units.

OTHER BUSINESS

The Board knows of no other matters that may be presented at the annual meeting. If any other matters should properly come before the annual meeting, the persons named in the enclosed form of proxy will vote in accordance with their business judgment on such matter.

2024 ANNUAL MEETING	39

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V39273-P05094 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. FIRST INTERNET BANCORP 8701 EAST 116TH STREET FISHERS, IN 46038 FIRST INTERNET BANCORP NOTE: At their discretion, the proxies are authorized to vote on any other business as may properly come before the meeting or any adjournments thereof. 2. To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers. 01) Aasif M. Bade 02) David B. Becker 03) Justin P. Christian 04) Ann Colussi Dee 1. To elect eight directors to serve until the next Annual Meeting of Shareholders. NOMINEES: The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1 and FOR proposals 2 and 3. 3. To ratify the appointment of FORVIS, LLP as our independent registered public accounting firm for 2024. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. 05) Joseph A. Fenech 06) John K. Keach, Jr. 07) Michele "Mel" Raines 08) Jean L. Wojtowicz VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/INBK2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V39274-P05094 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.firstinternetbancorp.com. FIRST INTERNET BANCORP Annual Meeting of Shareholders May 20, 2024 1:00 PM, Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby appoints David B. Becker and Kenneth J. Lovik, and each of them, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote as proxies, as designated on the reverse side of this form, all of the shares of Common Stock of FIRST INTERNET BANCORP that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held virtually at 1:00 PM, Eastern Time on May 20, 2024, at www.virtualshareholdermeeting.com/INBK2024, and any adjournment or postponement thereof upon matters set forth in the proxy statement and, in their judgment and discretion, upon any other business as may properly come before the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE